Filed Pursuant to Rule 424(b)(5)
Registration No. 333-184430

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933 but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 23, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 30, 2012

15,000,000 Shares

Common Stock

We are offering 15,000,000 shares of our common stock.

Our common stock is listed on the NYSE MKT under the symbol “EOX.” The last reported sale price of our common stock on the NYSE MKT on September 20, 2013 was $7.09 per share.

We have granted the underwriters an option to purchase up to 2,250,000 shares of our common stock at the public offering price less underwriting discounts and commissions.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement and page 4 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement.

White Deer Energy L.P. beneficially owns approximately 16.6% of our outstanding common stock on a fully diluted basis, consisting of 2,785,600 shares of our common stock and a warrant to purchase 5,114,633 shares of our common stock. Within 15 business days of the closing of this offering (inclusive of any period during which the underwriters may exercise their option to purchase additional shares of our common stock), affiliates of White Deer Energy have agreed to purchase directly from us in a concurrent private placement a number of shares of our common stock that, inclusive of the warrants held by affiliates of White Deer Energy, equals 19.9% of our common stock outstanding on a fully diluted basis immediately after the closing of this offering, or approximately 18.7% of our common stock on a fully diluted basis following the closing of the concurrent private placement. The amount of common stock being sold in this public offering, plus the sale of common stock in the concurrent private placement, is expected to total 19,645,102 shares, for gross proceeds of approximately $137.8 million (based on an assumed price of $7.09 per share, which is the last reported sales price of our common stock on the NYSE MKT on September 20, 2013), assuming no exercise of the underwriters’ option to purchase additional shares of our common stock. In the concurrent private placement, the shares will be sold to affiliates of White Deer Energy at the net offering price of this offering (excluding expenses).

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Emerald Oil
Per Share	$	$	$
Total	$	$	$

Delivery of the shares of common stock will be made on or about             , 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

Canaccord Genuity	Johnson Rice & Company L.L.C.

The date of this prospectus supplement is             , 2013.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information regarding us and our common stock, some of which may not apply to this offering. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement, the information incorporated by reference, the accompanying prospectus, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update, or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any written communication from us or the underwriters, including any free writing prospectus. We and the underwriters have not authorized any other person to provide you with additional or different information. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Information Incorporated by Reference” and in the accompanying prospectus under “Where You Can Find More Information.”

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus includes, and the documents we incorporate by reference herein and therein contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts are forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “should,” “seek,” “plan,” “project,” “forecast,” “intend,” or “anticipate” or the negative thereof or comparable terminology, or by discussions of vision, strategy, or outlook, including statements related to our beliefs and intentions with respect to our growth strategy, including our expectations regarding our operational, exploration and development plans; our expectations regarding the nature and amount of our reserves, our production, cash flows and recoveries; the amount we may invest, the location, and the scale of the drilling projects in which we intend to participate; our beliefs with respect to the potential value of drilling projects; our beliefs with regard to the impact of environmental and other regulations on our business; our beliefs with respect to the strengths of our business model; our assumptions, beliefs, and expectations with respect to future market conditions; our plans for future capital expenditures; and our capital needs, the adequacy of our capital resources, and potential sources of capital. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control and, consequently, our actual results may differ materially from those projected by any forward-looking statements. You should consider carefully the risks discussed under the “Risk Factors” section of this prospectus supplement, as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013, and the other disclosures contained or incorporated by reference herein and therein, which describe factors that could cause our actual results to differ from those anticipated in the forward-looking statements, including, but not limited to, the following factors:

•	volatility in commodity prices for oil and natural gas;
•	our ability to successfully acquire additional properties, to discover reserves, to participate in exploration opportunities, and to identify and enter into commercial arrangements with customers;
•	our ability to diversify our operations in terms of both the nature and geographic scope of our business;
•	our ability to generate sufficient cash flow from operations, borrowings, or other sources to enable us to fully develop our undeveloped acreage positions;
•	competition, including competition for acreage in resource play areas;
•	our ability to retain key members of management;
•	our ability to replace oil and natural gas reserves;
•	drilling and operating risks;
•	exploration and development risks;
•	the possibility that our industry may be subject to future regulatory or legislative actions (including any additional taxes and changes in environmental regulation);
•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;
•	ability to obtain permits and government approvals;
•	the timing of and our ability to obtain financing on acceptable terms;
•	interest payment requirements of our debt obligations;
•	restrictions imposed by our debt instruments and compliance with our debt covenants;
•	substantial impairment write-downs;

S-iii

•	environmental risks;
•	effects of governmental regulation;
•	the possibility that general economic conditions, whether internationally, nationally, or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that the economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets; and
•	other economic, competitive, governmental, legislative, regulatory, geopolitical, and technological factors that may negatively impact our business, operations, or pricing.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, other than as may be required by applicable law or regulation. Readers are urged not to place undue reliance on these forward-looking statements. Readers are also urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission (the “SEC”), which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations, and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary provides a brief overview of information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because it is abbreviated, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus supplement, the accompanying prospectus, and any free writing prospectus distributed by us before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and the financial statements and other information incorporated by reference into this prospectus supplement and the accompanying prospectus. In this prospectus supplement, unless the context otherwise requires, the terms “we,” “us,” “our,” and the “company” refer to Emerald Oil, Inc. and its subsidiaries. Acreage information in this prospectus supplement includes 2,866 net acres subject to a pending acquisition agreement expected to close on or about October 10, 2013. The closing of the acquisition is subject to completion of title diligence and satisfaction of other conditions, and may be terminated by either party under certain circumstances. See “— Recent Developments — Operated Acreage Acquisitions.”

Overview

We are a Denver-based, growth-oriented independent exploration and production company focused primarily on the development of the approximate 65,937 net acres in the Williston Basin in North Dakota and Montana, that we hold, inclusive of pending acquisitions and recent divestitures. We operate 59,867 net acres, or approximately 91% of our total net acreage. We have identified approximately 313 net potential drilling locations on our acreage prospective for oil in the Bakken, Three Forks and Pronghorn Sand formations, based on industry accepted well down-spacing assumptions. Consistent with such assumptions, we believe that each 1,280-acre unit can support up to approximately four Bakken, three Three Forks and four Pronghorn Sand horizontal well locations. We expect to direct the majority of our capital expenditures during the balance of 2013 and in 2014 toward drilling operated Bakken, Three Forks and Pronghorn Sand wells.

We plan to use the net proceeds from this offering and from the concurrent private placement on a drilling program to convert our substantial undeveloped operated leasehold position to production, cash flow and reserves. For the 12-month period ending December 31, 2013, we plan to spend approximately $125.2 million to drill 12.0 net operated and 0.5 net non-operated wells in the Williston Basin, of which we have spent approximately $53.4 million through June 30, 2013. For the 12-month period ending December 31, 2013, we have also budgeted approximately $20.0 million to increase our operated acreage position in our core operated area in McKenzie County, North Dakota, which we refer to as the Low Rider Area, and elsewhere in the Williston Basin, with a specific focus on increasing the net working interest position in our operated wells. We added a high specification drilling rig to accelerate development of our Williston Basin operated leasehold, which commenced drilling in June 2013. The rig is a 1,200 horsepower top drive long-reach horizontal-capable rig with the potential to upgrade with a “walking package” for infill efficiency. We expect to add a third horizontal-capable rig in 2014. For the 12-month period ending December 31, 2014, we plan to spend approximately $182.0 million to drill 18.2 net operated wells in the Williston Basin at an average cost per net well of approximately $10.0 million. We have also budgeted approximately $25.0 million to increase our operated acreage position in our core operated areas.

The Low Rider Area, which is our core operated area, consists of approximately 33,000 net acres that are primarily located in western McKenzie County, North Dakota. Our average working interest in our operated wells in our Low Rider Area as of August 31, 2013 was approximately 68%, and we continue to work toward increasing our average working interest towards 75%. As of June 30, 2013, we had approximately four gross (2.8 net) producing operated wells in the Williston Basin. As of June 30, 2013, we were running a two-rig horizontal development program in the Low Rider Area. Since we began operations in the Low Rider Area in November 2012, we have drilled eight horizontal wells, of which seven are producing and one is awaiting completion. During 2013, we expect to drill and complete approximately 16 gross (12.0 net) Low Rider horizontal wells.

The following table presents summary data for our Williston Basin project area as of September 20, 2013, pro forma to reflect pending leasehold acquisitions, and our planned 2013 and 2014 capital expenditures:

			Planned Capital Expenditures
			2013		2014
	Net Acres(1)	Net Identified Drilling Locations	Net Wells	Drilling Capex (in millions)	Net Wells	Drilling Capex (in millions)
Operated	59,867	280	12.0	$120.2	18.2	$182.0
Non-Operated(2)	6,070	33	0.5	5.0	—	—
Total Williston Basin	65,937	313	12.5	$125.2	18.2	$182.0

(1)	Includes approximately 2,866 net acres of undeveloped leasehold in Williams County, North Dakota, that we expect to acquire upon the consummation of the September 19, 2013 purchase and sale agreement. See “— Recent Developments — Operated Acreage Acquisitions.”
(2)	We have not yet budgeted 2014 drilling capital expenditures for our non-operated acreage.

Our Business Strategies

Our goal is to increase shareholder value by increasing our leasehold positions and growing estimated proved reserves, production, and cash flow to generate attractive rates of return on capital. Key elements of our business strategy include:

•	Focus on Developing Our Williston Basin Leasehold Position. We intend to continue developing our acreage position in the Williston Basin in order to maximize the value of our resource potential. Due to the results from our operated producing wells to date and current commodity prices, we intend to concentrate substantially all of our capital expenditures in the Williston Basin. We believe that our experience in the application of advanced drilling and completion techniques along with modern fracture stimulation design provide us with a competitive advantage in developing our approximate 65,937 net acres prospective in the Bakken, Three Forks and Pronghorn Sand formations.
•	Retain Operational Control. In our principal development targets, we typically seek to maintain operational control of our development and drilling activities. As operator of approximately 91% of our net acreage, we retain more control over the timing, selection and process of drilling prospects and completion design, which enhances our ability to maximize our return on invested capital and gives us greater control over the timing, allocation and amounts of our capital expenditures. Retaining operational control also gives us the ability to control the financing, construction and operation of infrastructure related to our production operations.
•	Adopt and Employ Leading Drilling and Completion Techniques. Our management team is focused on enhancing our drilling and completion techniques to maximize overall well economics. We continuously evaluate our internal drilling and completion results and monitor the results of other operators to improve our operating practices. We believe this continued evolution will continue to enhance our initial production rates, ultimate recovery factors and rate of return on invested capital.
•	Evaluate and Pursue Strategic Acquisitions in the Williston Basin. We intend to continue to evaluate both asset and corporate acquisition opportunities and remain focused on acquiring additional acreage and producing assets in the Williston Basin in areas near our core acreage. By focusing on the Williston Basin, we intend to maximize the efficiency of our drilling and exploration activities, and further leverage our knowledge and experience. Such focus provides us with the opportunity to capture economies of scale, including the ability to drill multiple wells from a single drilling pad, thereby reducing the time and cost of rig mobilization.
•	Maintain Financial Liquidity and Capacity to Capitalize on Growth Opportunities. We are committed to maintaining a conservative financial strategy by managing our liquidity position and leverage levels. As of September 20, 2013, we had no outstanding borrowings under our revolving credit facility. As of September 20, 2013, after giving effect to this offering and the concurrent private placement, we would have approximately $280.3 million of liquidity available, including approximately $205.3 million in unrestricted cash and short-term investments and $75.0 million available under our revolving credit facility. We expect that our liquidity position, along with internally generated cash flows, will provide additional financial flexibility as we continue to develop our acreage position in the Williston Basin.

Our Competitive Strengths

We believe that the following competitive strengths will help us successfully execute our business strategies:

•	Substantial Leasehold Position with Multi-Year Inventory of Identified Drilling Locations in the Williston Basin, Targeting the Bakken, Three Forks and Pronghorn Sand Formations. We have assembled approximately 65,937 net acres in the Williston Basin, the majority of which we believe to be in the oil-producing core of the play. We have identified an inventory of approximately 313 net potential drilling locations across our acreage position. We expect that the scale and concentration of our acreage will enable us to lower our drilling and completion costs and leverage operational efficiencies.
•	High Degree of Operational Control. We are the operator of approximately 91% of our Williston Basin acreage. This operating control allows us to better execute on our strategies of enhancing returns through operational and cost efficiencies and increasing ultimate hydrocarbon recovery by seeking to continually improve our drilling techniques, completion methodologies and reservoir evaluation processes. Additionally, as the operator of substantially all of our acreage, we retain the ability to adjust our capital expenditure program based on commodity price outlooks. This operating control also enables us to obtain data needed for efficient exploration of horizontal prospects.
•	Experienced Management Team with Proven Operational, Technical and Financial Expertise. Our management team has extensive expertise in all areas of the oil and gas industry. Our operational and technical teams have an average of more than 20 years of industry experience in multiple North American resource plays as well as experience in international basins. We believe our management and technical team is one of our principal competitive strengths due to our team’s proven track record in the identification, acquisition and execution of resource conversion opportunities. In addition, our technical team possesses substantial expertise in horizontal drilling techniques and acquiring and managing large development programs in the Williston Basin.
•	Unique and Valuable Proprietary Database Compiled from our Previous Participation in Non-Operated Wells. We have compiled an extensive proprietary database of detailed well information from public sources and through our prior participation in non-operated wells spread throughout the Williston Basin. We use this unique and valuable database to provide information for the design of our operated wells along with the evaluation of acquisition opportunities. This database includes technical information on individual well designs (including the type of hydraulic fracture stimulation treatments utilized), individual well production performance and attributable reserves, drilling and completion techniques and associated costs, and operator performance across the different areas of the Williston Basin.
•	Our Size Allows Us to Evaluate a Broader Range of Acquisitions. Our size provides us with the opportunity to acquire smaller acreage blocks that may be less attractive to larger operators inside and outside the Williston Basin. We believe that our acquisition of smaller acreage blocks around our core operating areas should continue to facilitate our objective of expanding our acreage position in our core area of the Williston Basin.

Recent Developments

Operated Well Activity.  In March 2013, we completed our first operated Bakken well, the Pirate 1-11-2H, which had an initial peak 24-hour rate of 1,801 Boe and produced 46,889 Boe over its first 60 days of production, an average of 782 Boe/d. In May 2013, we completed the Arsenal 1-17-20H well, which had an initial peak 24-hour rate of 1,638 Boe and produced 45,187 Boe over its first 60 days of production, an average of 753 Boe/d. In June 2013, we completed both the Caper 1-15-22H and Mongoose 1-8-5H wells. The Caper well had an initial peak 24-hour rate of 2,063 Boe and produced 46,786 Boe, over its first 60 days of production, an average of 780 Boe/d. The Mongoose well had an initial peak 24-hour rate of 1,523 Boe and produced 42,340 Boe over its first 60 days of production, an average of 706 Boe/d.

In July 2013, we completed both the Talon 1-9-4H and Slugger 1-16-21H wells on the same pad location. Both wells were completed with 34 frac stages. The Talon well had an initial peak 24-hour rate of 1,311 Boe and produced 24,730 Boe, or an average of 818 Boe/d, in its first 30 days of production. The Slugger well had an initial peak 24-hour rate of 1,342 Boe and produced 24,433 Boe in its first 30 days of production, an average of 782 Boe/d. In August 2013, we drilled the Hot Rod 1-27-26H, and the well is currently flowing back. We are currently drilling out the plugs on the Hot Rod 4-27-26H well and are fracture stimulating the Excalibur 5-25-36H well.

Non-Operated Asset Divestitures.  On September 6, 2013, we sold 26,579 non-operated net acres located in the Williston Basin for approximately $110.4 million in cash, subject to certain post-closing adjustments, which sale we refer to as the “Non-Operated Asset Sale.” Under the purchase agreement, the Non-Operated Asset Sale was given economic effect as of April 1, 2013 such that all proceeds and certain operational costs and expenses attributable to the properties sold will be apportioned between the purchaser and us based on such date. On September 6, 2013, we also sold 413 non-operated net acres located in the Williston Basin for approximately $3.0 million in cash. In addition, we sold 970 non-operated net acres in the Williston Basin in April 2013 for approximately $7.1 million in cash. Following these divestitures, which comprised substantially all of our non-operated assets, and pro forma for recently announced acquisitions, we hold 6,070 non-operated net acres located in McKenzie and Williams Counties, North Dakota and Richland County, Montana. We have used and intend to use the proceeds from these divestitures to fund a portion of our 2013 and 2014 capital budgets.

Operated Acreage Acquisitions.  On September 19, 2013, we entered into a purchase and sale agreement with a third party to acquire approximately 2,866 net acres of undeveloped leasehold in Williams County, North Dakota for approximately $3.2 million. The acquisition would add seven potentially operable DSUs. We expect that the transaction will close on or before October 10, 2013. Although we present certain information in this prospectus supplement regarding the acreage that we expect to acquire pursuant to this potential acquisition, the purchase and sale agreement provides for potential post-closing adjustments based on title due diligence that could reduce the amount of such acreage. The purchase and sale agreement permits either party to terminate the transaction under certain circumstances, and we therefore cannot assure you that the potential acquisition will be completed. On September 20, 2013, we leased an additional approximate 313 net acres of undeveloped lease hold in the same area in Williams County, North Dakota for approximately $1.3 million.

On September 17, 2013, we leased approximately 30,672 net undeveloped leasehold acres in McKenzie, Billings and Stark Counties, North Dakota, for approximately $20.2 million.

On August 30, 2013, we closed a transaction with a third party to acquire approximately 3,600 net undeveloped operated acres adjacent to our Low Rider Area operations for approximately $3.6 million or approximately $1,000 per net acre.

On August 2, 2013, we closed a transaction with a third party to acquire approximately 3,500 net acres of partially developed leasehold in McKenzie County, North Dakota, for approximately $10.5 million or approximately $3,000 per net acre. The acquired acreage is directly southeast and contiguous to our existing Low Rider Area in McKenzie County, North Dakota. The acquisition added eight additional operated DSUs in our Low Rider Area.

On May 8, 2013, we closed a transaction with a third party to acquire approximately 5,874 net acres of undeveloped leasehold in McKenzie County, North Dakota, for approximately $6.5 million or approximately $1,100 per net acre. The acreage is contiguous with our existing Low Rider Area acreage in McKenzie County, North Dakota. The acquisition added six additional operated DSUs in our Low Rider Area.

2013 Capital Budget.  As a result of the sale of substantially all of our non-operated acreage, we previously announced the reduction in our total 2013 drilling capital expenditures from $127.6 million to $125.2 million. The reduction is due to a decrease in our budget for non-operated wells from approximately $7.4 million to participate in 0.8 net wells to approximately $5.0 million to participate in 0.5 net wells.

2014 Capital Budget.  Our total 2014 drilling capital expenditure budget is $182.0 million, which contemplates the addition of a third horizontal drilling rig in early 2014 and we expect will allow us to drill approximately 18.2 net wells in 2014. We have not budgeted 2014 drilling capital expenditures for our non-operated acreage. We also are planning on spending approximately $25.0 million on operated leasehold acquisitions in the Williston Basin.

Amendment to Credit Facility.  In August 2013, we completed the semi-annual borrowing base redetermination of our revolving credit facility. As a result, we entered into an amendment to our credit agreement with Wells Fargo Bank, N.A., which increased our borrowing base from $27.5 million to $75.0 million. As of September 20, 2013, we have no borrowings outstanding under our revolving credit facility.

Preferred Stock.  In February 2013, we completed a private placement of shares of our Series A Perpetual Preferred Stock, Series B Voting Preferred Stock and warrants to purchase shares of our common stock to affiliates of White Deer Energy L.P. in exchange for a cash investment of approximately $50 million. For a discussion of these securities, see “Description of the White Deer Preferred Stock and Warrants.” On June 20, 2013, we redeemed 150,000 shares of the Series A Perpetual Preferred Stock for approximately $17.2 million, including approximately $1.9 million of redemption premium and $0.3 million in accrued dividends on the redeemed shares. On August 30, 2013, we redeemed 200,000 shares of the Series A Perpetual Preferred Stock for approximately $22.8 million, including approximately $2.5 million of redemption premium and $0.3 million in accrued dividends on the redeemed shares. We currently have 150,000 shares of our Series A Perpetual Preferred Stock outstanding with a liquidation preference of approximately $16.9 million. We have delivered a redemption notice informing White Deer Energy that we will redeem the remainder of the Series A Perpetual Preferred Stock in October 2013.

Common Stock Offerings.  In May 2013, we issued and sold 13,800,000 shares of our common stock in an underwritten public offering for net proceeds of approximately $79.7 million. In June 2013, we completed a private placement of 2,785,600 shares of our common stock to affiliates of White Deer Energy for net proceeds of approximately $16.2 million.

Concurrent Private Placement

As of September 20, 2013, White Deer Energy L.P. (“White Deer Energy”) beneficially owns approximately 16.6% of our outstanding common stock on a fully diluted basis, consisting of 2,785,600 shares of our common stock and a warrant to purchase 5,114,633 shares of our common stock. Within 15 business days of the closing of this offering (inclusive of any period during which the underwriters may exercise their option to purchase additional shares of our common stock), affiliates of White Deer Energy have agreed to purchase directly from us in a concurrent private placement a number of shares of our common stock that, inclusive of the warrants held by affiliates of White Deer Energy, equals 19.9% of our common stock outstanding on a fully diluted basis immediately after the closing of this offering, or approximately 18.7% of our common stock on a fully diluted basis following the closing of the concurrent private placement. In the concurrent private placement, the shares will be sold to affiliates of White Deer Energy at the net offering price of this offering (excluding expenses). The shares are being offered in accordance with Section 4(2) of the Securities Act. The shares will not be registered under the Securities Act or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws.

We and affiliates of White Deer Energy have agreed to amend an existing registration rights agreement to include the shares to be sold to affiliates of White Deer Energy in the concurrent private placement. The amendment to the registration rights agreement will provide (i) a covenant by us to file, at any time on or after 90 days of the closing of the concurrent private placement, a resale registration statement within 30 calendar days following the receipt by us of a notice from affiliates of White Deer Energy exercising their registration right in the case of any registration eligible to be made on Form S-3 or comparable form; and (ii) a covenant by us to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 120 days after the filing thereof. This prospectus supplement shall not be deemed to be an offer to sell or a solicitation of an offer to buy the securities offered in the concurrent private placement. The concurrent private placement is subject to market conditions and other factors and, if consummated, may be subject to change in amount. We cannot give any assurance that the concurrent private placement will be completed. The closing of this offering is not contingent upon the closing of the concurrent private placement.

Corporate Information

Our principal executive offices are located at 1600 Broadway, Suite 1360, Denver, Colorado 80202, our telephone number at these offices is (303) 323-0008 and our website is www.emeraldoil.com. Information contained on or accessible through our website is not incorporated by reference into or otherwise a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by us
15,000,000 shares, or 17,250,000 shares if the underwriters exercise their option to purchase additional shares of our common stock in full
Issue price
$ per share
Common stock outstanding immediately after this offering and the concurrent private placement
62,572,354 shares, or 65,270,104 shares if the underwriters exercise their option to purchase additional shares of our common stock in full
Common stock sold by us in the concurrent private placement
As of September 20, 2013, White Deer Energy beneficially owns approximately 16.6% of our outstanding common stock on a fully diluted basis, consisting of 2,785,600 shares of our common stock and a warrant to purchase 5,114,633 shares of our common stock. Within 15 business days of the closing of this offering (inclusive of any period during which the underwriters may exercise their option to purchase additional shares of our common stock), affiliates of White Deer Energy have agreed to purchase directly from us in a concurrent private placement a number of shares of our common stock that, inclusive of the warrants held by affiliates of White Deer Energy, equals 19.9% of our common stock outstanding on a fully diluted basis immediately after the closing of this offering, or approximately 18.7% of our common stock on a fully diluted basis following the closing of the concurrent private placement. The amount of common stock being sold in this public offering, plus the sale of common stock in the concurrent private placement, is expected to total 19,645,102 shares, for gross proceeds of approximately $137.8 million (based on an assumed price of $7.09 per share, which is the last reported sales price of our common stock on the NYSE MKT on September 20, 2013), assuming no exercise of the underwriters’ option to purchase additional shares of our common stock. In the concurrent private placement, the shares will be sold to affiliates of White Deer Energy at the net offering price of this offering (excluding expenses). The sale of these shares to affiliates of White Deer Energy is not registered in this offering. We refer to the private placement of these shares of common stock as the concurrent private placement.
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $100.9 million (based on an assumed price of $7.09 per share, which is the last reported sales price of our common stock on the NYSE MKT on September 20, 2013) after deducting underwriting discounts and commissions and estimated offering expenses, or approximately $116.1 million if the underwriters’ option to purchase additional shares is exercised in full. We estimate that our net proceeds from the concurrent private placement will be approximately $31.4 million after deducting expenses or approximately $34.4 million if the underwriters’ option to purchase additional shares is exercised in full.

We intend to use the net proceeds from this offering and the concurrent private placement to accelerate our development and growth plans, finance, in whole or in part, the costs of acquisitions, and finance capital expenditures and/or general corporate purposes.
Dividend policy
We have not declared or paid any cash or other dividends on our common stock, and do not expect to declare or pay any cash or other dividends on our common stock in the foreseeable future.
Risk factors
You should consider carefully the risks discussed under the “Risk Factors” beginning on page S-11 of this prospectus supplement, as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013, and the other disclosures contained or incorporated by reference herein and therein.
NYSE MKT symbol
EOX

The number of shares to be outstanding after this offering and the concurrent private placement is based on 42,927,252 shares of our common stock outstanding as of September 20, 2013 and excludes 9,625,587 shares that may be issued pursuant to outstanding stock options, warrants and restricted stock units and 5,091,173 shares available for issuance under our 2011 Equity Incentive Plan.

Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional shares of our common stock.

SUMMARY CONDENSED CONSOLIDATED HISTORICAL AND
PRO FORMA FINANCIAL STATEMENTS

The following tables set forth summary financial data as of and for each of the three years ended December 31, 2012, 2011 and 2010 and the six months ended June 30, 2013 and 2012. This data was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 and from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, each of which is incorporated by reference herein. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year period. The summary unaudited pro forma condensed consolidated balance sheet as of June 30, 2013 is based on our historical balance sheet, giving effect to the Non-Operated Asset Sale as if it had occurred on June 30, 2013. The summary unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2012 and for the six months ended June 30, 2013 are based on our historical statements of operations, giving effect to the Non-Operated Asset Sale as if it had occurred on January 1, 2012. The historical and pro forma financial information may not be indicative of our future performance. The financial data below should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in such Annual Report on Form 10-K and Quarterly Report on Form 10-Q and “Unaudited Pro Forma Condensed Consolidated Financial Statements,” and the accompanying notes thereto, included elsewhere in this prospectus and incorporated herein by reference.

	Pro Forma	Historical		Pro Forma	Historical
	Six Months Ended June 30,			Year Ended December 31,
	2013	2013	2012	2012	2012	2011	2010
	(unaudited	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share data)
Statements of Income Information:
Revenues
Oil and Natural Gas Sales	$6,204	$18,792	$11,862	$4,828	$28,123	$8,426	$943
Gain (Loss) on Commodity Derivatives	(102)	(102)	1,339	(215)	(215)	—	—
Total Revenues	6,102	18,690	13,201	4,613	27,915	8,426	943
Operating Expenses
Production Expenses	826	2,636	951	280	2,727	727	27
Production Taxes	705	1,750	1,235	537	2,955	717	103
General and Administrative Expenses	11,369	11,369	2,157	12,904	12,904	2,686	1,778
Depletion of Oil and Natural Gas Properties	2,172	6,742	5,158	2,208	12,771	3,546	548
Impairment of Oil and Natural Gas Properties	—	—	10,191	61,901	61,901	—	1,377
Depreciation and Amortization	54	54	22	54	54	31	3
Accretion of Discount on Asset Retirement Obligations	4	14	6	2	15	5	—
Gain on Acquisition of Business, Net	—	—	—	(5,758)	(5,758)	—	—
Total Expenses	15,130	22,565	19,721	72,128	87,568	7,713	3,836
Income (Loss) from Operations	(9,028)	(3,875)	(6,520)	(67,515)	(59,654)	713	(2,893)
Other Income (Expense), Net	(4,333)	(4,333)	(697)	(2,642)	(2,642)	(2,058)	(1,310
Loss Before Income Taxes	$(13,361)	$(8,208)	$(7,217)	$(70,157)	$(62,296)	$(1,345)	$(4,203)
Income Tax Provision	—	—	—	—	—	—	65
Net Loss	$(13,361)	$(8,208)	$(7,217)	$(70,157)	$(62,296)	$(1,345)	$(4,269)
Less: Preferred Stock Dividends and Deemed Dividends	(6,282)	(6,282)	—	—	—	—	—
Net Loss Attributable to Common Stockholders	(19,643)	(14,490)	(7,217)	(70,157)	(62,296)	(1,345)	(4,269)
Net Loss Per Common Share – Basic and Diluted	$(0.67)	$(0.50)	$(0.87)	$(5.52)	$(4.91)	$(0.17)	$(0.79)
Weighted Average Shares Outstanding – Basic and Diluted	29,166	29,166	8,275	12,700	12,700	8,012	5,434

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012(1)	2011	2010(2)
	(unaudited)
	(in thousands)
Statement of Cash Flow Information:
Net cash provided by (used for) operating activities	$2,216	$3,337	$4,290	$(153)	$(1,166)
Net cash used for investing activities	$(40,683)	$(15,781)	$(66,453)	$(43,509)	$(3,745)
Net cash provided by financing activities	100,965	2,631	$58,428	$46,230	15,578

(1)	We acquired Emerald Oil North America, Inc. from Emerald Oil & Gas NL on July 26, 2012. Our consolidated financial and operating results reflect the operations of the acquisition from the closing date (July 26, 2012) through December 31, 2012.
(2)	We did not have oil and natural gas operations prior to April 16, 2010.

	Pro Forma As of June 30, 2013	Historical
		As of June 30, 2013	As of December 31,
			2012	2011
	(unaudited)
	(in thousands)
Balance Sheet Information:
Total Assets	$292,833	$282,307	$173,886	$104,839
Long-term Liabilities	$12,830	$13,139	$23,796	$15,116
Total Liabilities	$54,660	$54,969	$63,592	$25,697
Stockholders’ Equity	$212,026	$201,191	$110,294	$79,142

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the following risk factors and the risk factors contained in the accompanying prospectus and all other information contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference in evaluating our business and prospects. The risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference are not the only ones we face. Additional risks and uncertainties, other than those we describe in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference, that are not presently known to us or that we currently believe are immaterial, may also impair our business operations. If any of those risks occur, our business, financial condition, and results of operations could be harmed.

Risks Related to the Company

Prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of our business.

Oil and natural gas are commodities, the prices of which are determined based on world demand, supply and other factors, all of which are beyond our control. These factors include:

•	the domestic and foreign supply of oil and natural gas;
•	the current level of prices and expectations about future prices of oil and natural gas;
•	the level of global oil and natural gas exploration and production;
•	the cost of exploring for, developing, producing and delivering oil and natural gas;
•	the price of foreign oil and natural gas imports;
•	political and economic conditions in oil producing regions, including the Middle East, Africa, South America and Russia;
•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;
•	speculative trading in oil and natural gas derivative contracts;
•	the level of consumer product demand;
•	weather conditions and other natural disasters;
•	risks associated with operating drilling rigs;
•	technological advances affecting energy consumption;
•	domestic and foreign governmental regulations and taxes;
•	the continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East;
•	the proximity and capacity of oil and natural gas pipelines and other transportation facilities;
•	the price and availability of alternative fuels; and
•	overall domestic and global economic conditions.

World prices for oil and natural gas have fluctuated widely in recent years, and we expect that prices will fluctuate in the future. Price fluctuations will have a significant impact upon our revenue, the return from our reserves and on our financial condition generally. Price fluctuations for oil and natural gas commodities may also impact the investment market for companies engaged in the oil and natural gas industry. Prices may not remain at current levels. Decreases in the prices of oil and natural gas may have a material adverse effect on our financial condition, the future results of our operations and quantities of reserves recoverable on an economic basis. A significant decrease in oil and natural gas prices could also adversely impact our ability to raise additional capital to pursue future drilling activities.

Our identified potential drilling locations, which are part of our anticipated future drilling plans, are susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

As of September 20, 2013, we have identified approximately 313 net potential drilling locations on our acreage prospective for oil in the Bakken, Three Forks and Pronghorn Sand formations, based on industry accepted well down-spacing assumptions, including 1,280-acre DSUs in the Williston Basin, and inclusive of pending acreage acquisitions. These drilling locations, including those without proved undeveloped reserves, represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including the availability of capital, construction of infrastructure, inclement weather, regulatory changes and approvals, oil and natural gas prices, costs, drilling results and the availability of water. Further, our identified potential drilling locations are in various stages of evaluation, ranging from locations that are ready to drill to locations that will require substantial additional interpretation. We cannot predict in advance of drilling and testing whether any particular drilling location will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in sufficient quantities to be economically viable. Even if sufficient amounts of oil or natural gas exist, we may damage the potentially productive hydrocarbon bearing formation or experience mechanical difficulties while drilling or completing the well, possibly resulting in a reduction in production from the well or abandonment of the well. If we drill additional wells that we identify as dry holes in our current and future drilling locations, our drilling success rate may decline and materially harm our business. Because of these uncertainties, we do not know if the potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

Successful exploitation of the Williston Basin is subject to risks related to horizontal drilling and completion techniques.

Operations in the Williston Basin involve utilizing the latest drilling and completion techniques, including horizontal drilling and completion techniques, to generate the highest possible cumulative recoveries and therefore generate the highest possible returns. Risks that are encountered while drilling include, but are not limited to, landing the well bore in the desired drilling zone, staying in the zone while drilling horizontally through the formation, running casing the entire length of the well bore and being able to run tools and other equipment consistently through the horizontal well bore. Completion risks include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the well bore during completion operations, and successfully cleaning out the well bore after completion of the final fracture stimulation stage. Ultimately, the success of these latest drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period.

The drilling and completion of a well in the Williston Basin frequently costs between $7.5 million and $13.0 million on a gross basis, which is significantly more expensive than a typical onshore conventional well. Accordingly, unsuccessful exploration or development activity affecting even a small number of wells could have a significant impact on our results of operations.

Delays in the development of or production curtailment at our material properties may adversely affect our financial position and results of operations.

The size of our operations and our capital expenditures budget limit the number of properties that we can develop in any given year. Complications in the development of any single major well or infrastructure installation may result in a material adverse effect on our financial condition and results of operations. In addition, relatively few wells contribute a substantial portion of our production. If we were to experience operational problems or adverse commodity prices resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse effect on our financial condition and results of operations.

The Williston Basin oil price differential could have adverse impacts on our revenues.

Generally, oil produced from the Bakken formation in North Dakota is high quality (characterized by an American Petroleum Institute gravity, or API gravity, between 36 to 44 degrees, which is comparable to West Texas Intermediate, or WTI, oil). However, due to takeaway constraints, oil prices in the Williston Basin generally have been from $8.00 to $12.00 less per barrel than prices for other areas in the United States, and as much as $22.00 less per barrel during 2012. This discount, or differential, may widen in the future, which would reduce the price we would receive for our production.

Drilling and completion costs for the wells we drill in the Williston Basin are comparable to other areas where there is no price differential. As a result of this reverse leverage effect, a significant, prolonged downturn in oil prices on a national basis could result in a ceiling limitation write-down of the oil and natural gas properties we hold. Such a price downturn also could reduce cash flow from our Williston Basin properties and adversely impact our ability to participate fully in other drilling. Our production in other areas could also be affected by adverse changes in differentials. In addition, changes in differentials could make it more difficult for us to effectively hedge our exposure to changes in commodity prices.

Estimates of proved oil and natural gas reserves are uncertain and any material inaccuracies in these reserve estimates will materially affect the quantities and the value of our reserves.

Our Annual Report on Form 10-K contains estimates of our proved oil and natural gas reserves. The estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and natural gas reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will vary from those estimated. Any significant variance could materially affect the estimated quantities and the value of our reserves. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

At December 31, 2012, approximately 63% of our estimated reserves were classified as proved undeveloped. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of these oil and natural gas reserves and the costs associated with development of these reserves in accordance with SEC regulations, actual capital expenditures will likely vary from estimated capital expenditures, development may not occur as scheduled and actual results may not be as estimated.

Exploration for oil and natural gas is risky and may not be commercially successful, and the advanced technologies we and our operating partners use cannot eliminate exploration risk, which could impair our ability to generate revenues from our operations.

Our future success will depend on the success of our exploration, development and production program. Oil and natural gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. Our ability to generate a return on our investments, revenues and our resulting financial performance are significantly affected by the prices we receive for oil and natural gas produced from wells on our acreage. Especially in recent years, the prices at which oil and natural gas trade in the open market have experienced significant volatility, and will likely continue to fluctuate in the foreseeable future due to a variety of factors.

Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

Even when used and properly interpreted, three-dimensional (3-D) seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. These techniques do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. In addition, the use of 3-D seismic data becomes less reliable when used at increasing depths. We could incur losses as a result of expenditures on unsuccessful wells. If exploration costs exceed estimates, or if exploration efforts do not produce results which meet expectations, the exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

We may not be able to develop oil and natural gas reserves on an economically viable basis, and our reserves and production may decline as a result.

If we succeed in discovering oil and natural gas reserves, these reserves may not be capable of the production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves. Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our operating partners’ ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we may develop and to effectively distribute our production.

Future oil and natural gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-ins of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. We will not be able to completely eliminate these conditions completely in any case. Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

We may not be able to drill wells on a substantial portion of our acreage.

We may not be able to drill on a substantial portion of our acreage for various reasons. We may not generate or be able to raise sufficient capital to do so. Future deterioration in commodities pricing may also make drilling some acreage uneconomic. Our actual drilling activities and future drilling budget will depend on drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, lease expirations, gathering system and pipeline transportation constraints, regulatory approvals and other factors. In addition, any drilling activities we are able to conduct may not be successful or add additional proved reserves to our overall proved reserves, which could have a material adverse effect on our future business, financial condition and results of operations.

Certain of our undeveloped leasehold acreage is subject to leases that will expire over the next several years unless production is established on units containing the acreage.

A large portion of our acreage is not currently held by production. Unless production in paying quantities is established on units containing these leases during their terms, these leases will expire. If our leases expire, we will lose our right to develop the related properties. Our drilling plans for these areas are subject to change based upon various factors, many of which are beyond our control, including drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints, and regulatory approvals. Further, some of our acreage is located in sections where we do not hold the majority of the acreage and therefore it is likely that we will not be named operator of these sections. On our acreage that we do not operate, we have less control over the timing of drilling and there is therefore additional risk of expirations occurring in those sections.

Shortages of equipment, services and qualified personnel could reduce our cash flow and adversely affect results of operations.

The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers, and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices and activity levels in new regions, causing periodic shortages. These problems can be particularly severe in certain regions such as the Williston Basin. During periods of high oil and natural gas prices, the demand for drilling rigs and equipment has increased along with increased activity levels, which may result in shortages of equipment. In addition, there has been a shortage of hydraulic fracturing capacity in many of the areas in which we operate. This shortage in hydraulic fracturing capacity could occur in the future. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, oilfield equipment and services, and personnel. These types of shortages and subsequent price increases could significantly decrease our profit margin, cash flow and operating results and/or restrict or delay our ability to drill those wells and conduct those operations that we currently have planned and budgeted, causing us to miss our forecasts and projections.

Our lack of diversification will increase the risk of an investment in us and our financial condition and results of operations may deteriorate if we fail to diversify.

Our business is focused primarily on a limited number of properties in North Dakota and Montana. We may choose to limit our focus to a single geographic area such as the Williston Basin, which could limit our flexibility. We previously committed to joint ventures with third parties to acquire and develop acreage; we may continue to participate in joint ventures in the future, although we intend to focus on operating our own properties. Our required capital commitments may grow if the opportunity presents itself and will depend upon the results of initial testing and development activities. Larger companies have the ability to manage their risk by diversification. However, we lack diversification in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than if our business was more diversified, enhancing our risk profile. For example, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in the area caused by governmental regulation, processing or transportation capacity constraints, availability of equipment, facilities, personnel or services market limitations or interruption of the processing or transportation of oil or natural gas. In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and natural gas producing areas such as the Williston Basin, which may cause these conditions to occur with greater frequency or magnify the effects of these conditions. Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties. If we cannot diversify our operations, our financial condition and results of operations could deteriorate.

Our ability to sell our production and/or receive market prices for our production may be adversely affected by transportation capacity constraints and interruptions.

If the amount of oil or natural gas being produced by us and others exceeds the capacity of the various transportation pipelines and gathering systems currently available in our operating areas, it will be necessary for new transportation pipelines and gathering systems to be built. In the case of oil and condensate, it may be necessary for us to rely more heavily on trucks to transport our production, which is more expensive and less efficient than transportation via pipeline. Currently, we anticipate that additional pipeline capacity will be required in the Williston Basin to transport oil and condensate production, which increased substantially during 2012 and is expected to continue to increase. The construction of new pipelines and gathering systems is capital intensive and construction may be postponed, interrupted or cancelled in response to changing economic conditions and the availability and cost of capital. In addition, capital constraints could limit our ability to build gathering systems to transport our production to transportation pipelines. In such event, costs to transport our production may increase materially or we might have to shut in our wells awaiting a pipeline connection or capacity and/or sell our production at much lower prices than market or than we currently project, which would adversely affect our results of operations. A portion of our production may also be interrupted, or shut in, from time to time for numerous other reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions.

Competition in obtaining rights to explore and develop oil and natural gas reserves and to market our production may impair our business.

The oil and natural gas industry is highly competitive. Other oil and natural gas companies may seek to acquire oil and natural gas leases and other properties and services we intend to target with our investments. This competition is increasingly intense as prices of oil and natural gas rise. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors or in funding joint ventures with our prospective partners. Competitors include a variety of potential investors and larger companies, which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or adequately respond to competitive pressures, this inability may materially adversely affect our results of operation and financial condition.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire additional properties, to discover reserves, to participate in exploration opportunities and to identify and enter into commercial arrangements with customers depends on developing and maintaining close working relationships with industry participants, our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

To further develop our business, we may endeavor to use the business relationships of our management team to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and natural gas companies, including those that supply equipment and other resources that we will use in our business. Our ability to successfully operate joint ventures depends on a variety of factors, many of which will be entirely outside our control. We may not be able to establish strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to undertake in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Our strategy includes acquisitions of oil and natural gas properties, and our failure to identify or complete future acquisitions successfully could reduce our earnings and hamper our growth.

We may be unable to identify properties for acquisition or to make acquisitions on terms that we consider economically acceptable. There is intense competition for acquisition opportunities in the oil and natural gas industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. The completion and pursuit of acquisitions may be dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to grow through acquisitions will require us to continue to invest in operations, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions effectively could reduce our focus on subsequent acquisitions and current operations, and could negatively impact our results of operations and growth potential. Our financial position and results of operations may fluctuate significantly from period to period as a result of the completion of significant acquisitions during particular periods. If we are not successful in identifying or acquiring any material property interests, our earnings could be reduced and our growth could be restricted.

We may engage in bidding and negotiating to complete successful acquisitions. We may be required to alter or increase substantially our capitalization to finance these acquisitions through the use of cash on hand, the issuance of debt or equity securities, the sale of production payments, the sale of non-strategic assets, the borrowing of funds or otherwise. If we were to proceed with one or more acquisitions involving the issuance of our common stock, our shareholders would suffer dilution of their interests. Furthermore, our decision to acquire properties that are substantially different in operating or geologic characteristics or geographic locations from areas with which our staff is familiar may impact our productivity in such areas.

We may have difficulty integrating and managing the growth associated with our recent acquisitions.

Our recent acquisitions are expected to result in a significant growth in our assets, reserves and revenues and may place a significant strain on our financial, technical, operational and administrative resources. We may not be able to integrate the operations of the acquired assets without increases in costs, losses in revenues or other difficulties. In addition, we may not be able to realize the operating efficiencies, synergies, costs savings or other benefits expected from such acquisitions. Any unexpected costs or delays incurred in connection with such integration could have an adverse effect on our business, results of operations or financial condition. We have hired and intend to hire new employees that we expect will be required to manage our operations, and we plan to add resources as needed as we scale up our business. However, we may experience difficulties in finding additional qualified personnel. In an effort to stay on schedule with our planned activities, we may supplement our staff with contract and consultant personnel until we are able to hire new employees. Our ability to continue to grow after these acquisitions will depend upon a number of factors, including our ability to identify and acquire new exploratory prospects and other acquisition targets, our ability to develop then existing prospects, our ability to successfully adopt an operated approach, our ability to continue to retain and attract skilled personnel, the results of our drilling program and acquisition efforts, hydrocarbon prices and access to capital. We may not be successful in achieving or managing growth, and any such failure could have a material adverse effect on us.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our recent growth is due in large part to acquisitions of producing properties and undeveloped leasehold. We expect acquisitions to be instrumental to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and natural gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties that we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems, and does not involve a review of seismic data or independent environmental testing. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and limitations, including any structural, subsurface and environmental problems that may exist or arise. As a result of these factors, we may not be able to acquire oil and natural gas properties that contain economically recoverable reserves or be able to complete future acquisitions on terms that we believe are acceptable or that, even if completed, do not contain problems that reduce the value of acquired property.

We may incur losses as a result of title defects in the properties in which we invest.

Title to oil and natural gas interests is often not capable of conclusive determination without incurring substantial expense. Title defects may exist in many of our oil and natural gas interests. In addition, we may be unable to obtain adequate insurance for title defects on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate and suffer a financial loss. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired.

It is our practice in acquiring oil and natural gas leases or interests not to incur the expense of retaining lawyers to examine the title to the mineral interest. Rather, we rely upon the judgment of oil and gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before attempting to acquire a lease in a specific mineral interest.

Prior to the drilling of an oil or natural gas well, however, it is the normal practice in our industry for the operator of the well to conduct a preliminary title review prior to drilling to ensure there are no obvious defects in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct defects in the marketability of the title, and such curative work entails expense. Our failure to cure any title defects may delay or prevent us from utilizing the associated mineral interest, which may adversely impact our ability in the future to increase production and reserves. Additionally, undeveloped acreage has greater risk of title defects than developed acreage.

If we are not able to generate sufficient funds from our operations and other financing sources, we may not be able to finance our planned development activity, acquisitions or service our debt.

We have been dependent on debt and equity financing to fund our cash needs that are not funded from operations or the sale of assets, and we will continue to incur additional indebtedness to fund our operations. Low commodity prices, production problems, disappointing drilling results and other factors beyond our control could reduce our funds from operations and may restrict our ability to obtain additional financing or to pay interest and principal on our debt obligations. Furthermore, we have incurred losses in the past that may affect our ability to obtain financing. Quantifying or predicting the likelihood of any or all of these occurring is difficult in the current domestic and world economy. For these reasons, financing may not be available to us in the future on acceptable terms or at all. In the event additional capital is required but not available on acceptable terms, we would curtail our acquisition, drilling, development and other activities or could be forced to sell some of our assets on an untimely or unfavorable basis.

We may be unable to obtain additional capital that we will require to implement our business plan, which could restrict our ability to grow.

Our credit facility limits our borrowings to the lesser of the borrowing base and the total commitments. Our borrowing base was $75.0 million as of September 20, 2013. Our borrowing base is determined semi-annually, and may also be redetermined at the election of us or the banks between the scheduled redeterminations. Lower oil and natural gas prices may result in a reduction in our borrowing base at the next redetermination. A reduction in our borrowing base could require us to repay any indebtedness in excess of the borrowing base. Additionally, our credit facility contains covenants limiting our ability to incur additional indebtedness and requiring us to maintain certain financial ratios.

Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of capital and cash flow.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our operations in the future.

Any additional capital raised through the sale of equity will dilute the ownership percentage of our shareholders. Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities. In addition, we have granted and will continue to grant equity incentive awards under our equity incentive plans, which may have a further dilutive effect.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the oil and natural gas industry in particular), our limited operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and the departure of key employees.

Further, if oil or natural gas prices decline, our revenues will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

We have a history of losses which may continue and negatively impact our ability to achieve our business objectives.

We incurred net losses of $62,296,099, $1,345,054 and $4,268,569 for the fiscal years ended December 31, 2012, 2011 and 2010, respectively. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the oil and natural gas industry. We cannot assure you that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to increase our revenues. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business, financial condition and result of operations.

We have debt, trade payables, and other long-term obligations.

Our debt, trade payables, long-term obligations, and related interest and dividend payment requirements and scheduled debt maturities may have important negative consequences. For instance, they could:

•	make it more difficult or render us unable to satisfy these or our other financial obligations;
•	require us to dedicate a substantial portion of any cash flow from operations to the payment of overriding royalties or interest and principal due under our debt, which will reduce funds available for other business purposes;
•	increase our vulnerability to general adverse economic and industry conditions;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	place us at a competitive disadvantage compared to some of our competitors that have less financial leverage; and
•	limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

Our ability to overcome our negative working capital and to satisfy our financial obligations and commitments depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. We cannot provide assurance that our business will generate sufficient cash flow or that future financings will be available to provide sufficient proceeds to meet these obligations. The inability to meet our financial obligations and commitments will impede the successful execution of our business strategy and the maintenance of our economic viability. Oil and natural gas prices are volatile, and low prices have had in the past and could have in the future a material adverse impact on our business. Our revenues, profitability and future growth and the carrying value of our properties depend substantially on the prices we realize for our oil and natural gas production. Our realized prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

Our credit facility contains a number of significant covenants that, among other things, restrict or limit our ability to:

•	pay dividends or distributions on our capital stock;
•	make certain loans and investments;
•	enter into certain transactions with affiliates;
•	create or assume certain liens on our assets;
•	merge or to enter into other business combination transactions;
•	enter into transactions that would result in a change of control of us; or
•	engage in certain other corporate activities.

Also, our credit facility requires us to maintain compliance with specified financial ratios and satisfy certain financial condition tests. Our ability to comply with these ratios and financial condition tests may be affected by events beyond our control, and we cannot assure you that we will meet these ratios and financial condition tests. These financial ratio restrictions and financial condition tests could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under our bank credit facility impose on us.

A breach of any of these covenants or our inability to comply with the required financial ratios or financial condition tests could result in a default under our credit facility. A default, if not cured or waived, could result in all indebtedness outstanding under our credit facility becoming immediately due and payable. If that should occur, we may not be able to pay all such debt or borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. If we were unable to repay those amounts, the lenders could accelerate the maturity of the debt or proceed against any collateral granted to them to secure such defaulted debt.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy envisions expanding our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We may not be able to:

•	meet our capital needs;
•	expand our systems effectively or efficiently or in a timely manner;
•	allocate our human resources optimally;
•	identify and hire qualified employees or retain valued employees; or
•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting our business. We have a small management team, and the loss of key individuals or the inability to attract and retain suitably qualified personnel could materially adversely impact our business.

Our success depends on the ability of our management, employees and exploration partners to interpret market and geological data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments.

Lower oil and natural gas prices, decreases in value of undeveloped acreage, lease expirations and material changes to our plans of development may cause us to record ceiling test write-downs.

We use the full cost method of accounting to account for our oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized costs of oil and natural gas properties may not exceed a “full cost ceiling” which is based upon the present value of estimated future net cash flows from proved reserves, including the effect of hedges in place, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If at the end of any fiscal period we determine that the net capitalized costs of oil and natural gas properties exceed the full cost ceiling, we must charge the amount of the excess to earnings in the period then ended. This is called a “ceiling test write-down.” This charge does not impact cash flow from operating activities, but does reduce our net income and shareholders’ equity. We recognized a ceiling test write-down for the year ended December 31, 2012 of approximately $61.9 million, and we may recognize write-downs in the future if commodity prices decline or if we experience substantial downward adjustments to our estimated proved reserves.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, could require us to forfeit property rights, and may affect the value of our assets. We may also be required to take corrective actions, such as installing additional equipment or taking other actions, each of which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

We may have difficulty distributing our oil and natural gas production, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce from the Williston Basin, we may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be exacerbated to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production, which may increase our expenses.

Our hedging activities could result in financial losses or could reduce our net income or increase our net loss, which may adversely affect our business.

In order to manage our exposure to price risks in the marketing of our oil and natural gas production, we may enter into oil and natural gas price hedging arrangements with respect to a portion of expected production that we fund. Such transactions may limit our potential gains and increase our potential losses if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of loss in certain circumstances, including instances in which:

•	production is less than expected;
•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or
•	the counterparties to our hedging agreements fail to perform under the contracts.

Seasonal weather conditions and other factors could adversely affect our ability to conduct drilling activities.

Our operations could be adversely affected by weather conditions and wildlife restrictions on federal leases. In the Williston Basin, drilling and other oil and natural gas activities cannot be conducted as effectively during the winter months. Winter and severe weather conditions limit and may temporarily halt the ability to operate during such conditions. These constraints and the resulting shortages or high costs could delay or temporarily halt our oil and natural gas operations and materially increase our operating and capital costs, which could have a material adverse effect on our business, financial condition, and results of operations.

Environmental risks may adversely affect our business.

All phases of the oil and natural gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state, tribal and municipal laws and regulations. These regulations include compliance obligations for air emissions, water quality, wastewater discharge, solid and hazardous waste disposal, and spill prevention, control and countermeasures, as well as for the protection of threatened or endangered species. In some cases, our operations are subject to federal requirements for performing or preparing environmental assessments, environmental impact studies and/or plans of development before commencing exploration and production activities. Legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. These requirements may negatively impact our operations and limit the quantity of natural gas and oil we produce and sell. Compliance with such legislation also can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner that we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays, or restrict our access to oil and natural gas reserves.

We currently use hydraulic fracturing in our operations. Hydraulic fracturing typically involves the injection under pressure of water, sand and additives into rock formations in order to stimulate hydrocarbon production. Hydraulic fracturing using fluids other than diesel is currently exempt from regulation under the federal Safe Drinking Water Act (the “SDWA”), but opponents of hydraulic fracturing have called for further study of the technique’s environmental effects and, in some cases, a moratorium on the use of the technique. Several proposals have been submitted to Congress that, if implemented, would subject all hydraulic fracturing to regulation under the SDWA. Eliminating this exemption could establish an additional level of regulation and permitting at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our cost of compliance and doing business. In addition, the U.S. Environmental Protection Agency’s (the “EPA’s”) Office of Research and Development is conducting a scientific study to investigate the possible relationships between hydraulic fracturing and drinking water. The results of that study, which are expected to be available in draft during 2014 for peer review and public comment, could advance the development of additional regulations.

Even in the absence of new legislation, the EPA recently asserted the authority to regulate hydraulic fracturing involving the use of diesel additives under the SDWA’s Underground Injection Control Program (the “UIC Program”), which regulates the underground injection of substances. On May 4, 2012, the EPA published draft UIC Program guidance for oil and natural gas hydraulic fracturing activities using diesel fuel. The guidance document is designed for use by employees of the EPA that draft the UIC permits and describes how regulations of Class II wells, which are those wells injecting fluids associated with oil and natural gas production activities, may be tailored to address the purported unique risks of diesel fuel injection during the hydraulic fracturing process. The EPA is encouraging state programs to review and consider use of the above mentioned draft guidance. To the extent that EPA’s new regulatory guidance is extended to our operations by permitting authorities, additional and significant compliance costs may arise that could materially affect our operations, cash flows, and financial position.

Hydraulic fracturing operations require the use of water and the disposal or recycling of water that has been used in operations. The federal Clean Water Act (the “CWA”) restricts the discharge of produced waters and other pollutants into waters of the United States and requires permits before any pollutants may be so discharged. On October 21, 2011, the EPA announced its intention to propose federal Clean Water Act regulations by 2014 governing wastewater discharges from hydraulic fracturing and certain other natural gas operations. The CWA and comparable state laws and regulations provide for penalties for unauthorized discharges of pollutants including produced water, oil, and other hazardous substances. Compliance with and future revisions to requirements and permits governing the use, discharge, and recycling of water used for hydraulic fracturing may increase our costs and cause delays, interruptions or terminations of our operations which cannot be predicted.

On May 16, 2013, the DOI released a revised proposed rule that, if adopted as drafted, would require companies operating on federal and Indian lands to (i) publicly disclose the chemicals used in the hydraulic fracturing process; (ii) confirm their wells meet certain construction standards and (iii) establish site plans to manage flowback water. The revised proposed rule was subject to a 90-day public comment period, which ended on August 23, 2013. The Department of Energy (the “DOE”) is also considering whether to implement actions to lessen the environmental impact associated with hydraulic fracturing operations. Initiatives by the EPA and other federal and state regulators to expand their regulation of hydraulic fracturing, together with the possible adoption of new federal or state laws or regulations that significantly restrict hydraulic fracturing, could result in delays, eliminate certain drilling and injection activities, make it more difficult or costly for us to perform hydraulic fracturing, increase our costs of compliance and doing business, and delay or prevent the development of unconventional hydrocarbon resources from shale and other formations that are not commercial without the use of hydraulic fracturing. In addition, there have been proposals by non-governmental organizations to restrict certain buyers from purchasing oil and natural gas produced from wells that have utilized hydraulic fracturing in their completion process, which could negatively impact our ability to sell our production from wells that utilized these fracturing processes.

Apart from federal regulatory initiatives, states have been considering or implementing new requirements for hydraulic fracturing, including restricting its use in environmentally sensitive areas. Similarly, some localities have significantly limited or prohibited drilling activities, or are considering doing so. Although it is not possible at this time to predict the final requirements of any additional federal or state legislation or regulation regarding hydraulic fracturing, any new federal, state, or local restrictions on hydraulic fracturing that may be imposed in areas where we conduct business, such as the Bakken and Three Forks areas, could significantly increase our operating, capital and compliance costs as well as delay or halt our ability to develop oil and natural gas reserves.

Federal legislation could have an adverse impact on our ability to use derivative instruments to reduce the effects of commodity prices, interest rates and other risks associated with our business.

Historically, we have entered into a number of commodity derivative contracts in order to hedge a portion of our oil and natural gas production and, periodically, interest expense. The Dodd-Frank Act, which was passed by Congress and signed into law in July 2010, provides for statutory and regulatory requirements for certain derivative transactions, which are broadly referred to as “swaps” and which include oil and gas hedging transactions and interest rate swaps. Swaps designated by the Commodities Futures Trading Commission (CFTC) and swaps within certain classes of swaps designated by the CFTC will be required to be submitted for clearing on a derivative clearing organization and, if accepted for clearing, cleared on the derivative clearing organization. Transactions in swaps accepted for clearing must be executed on a board of trade designated as a contract market or a swap execution facility if such swaps are made available for trading on such a board of trade or swap execution facility. The Dodd-Frank Act provides an exception from application of the Act’s clearing requirement that commercial end-users may elect for swaps they use to hedge or mitigate commercial risks. Although we believe we will be able to elect such exception with respect to most, if not all, of our swaps, if we cannot do so with respect to many of the swaps we enter into, our ability to execute our hedging program efficiently will be adversely affected. In addition, any of our existing swaps, as well as swaps that we enter before such swaps become subject to the clearing requirement, that fall within a class of swaps becoming subject to the clearing requirement will have to be submitted for clearing unless we meet certain reporting requirements.

We anticipate that, under regulations adopted under the Dodd-Frank Act and relevant derivative clearing organization and other rules, if we do not qualify as a commercial end-user we will be required to post cash collateral for those of our derivative transactions constituting swaps (including our interest rate swaps and commodities-related swaps) that we need to clear on a derivative clearing organization. Moreover, the CFTC and the federal regulators of banks and other financial institutions have proposed regulations imposing margin requirements for non-cleared swaps that, if adopted, could require us to post cash or other types of collateral for our non-cleared swaps, if any, from time to time in certain circumstances. Posting cash collateral or margin with respect to our swaps could cause liquidity issues for us by reducing our ability to use our cash for capital expenditures or other partnership purposes. A requirement to post cash collateral or margin could therefore reduce our ability to execute strategic hedges to reduce commodity price uncertainty and, thus, to protect cash flows. In addition, even if we are not required to post cash collateral or margin for our swaps, the banks and other derivatives dealers who are the contractual counterparties to our swaps will be required to comply with the Dodd-Frank Act’s requirements, and the costs of their compliance will likely be passed on to customers, including us, thus increasing our costs of engaging in hedging transactions, decreasing the benefits of those transactions to us and reducing our cash flows. If we reduce our use of derivatives as a result of the new legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Increased volatility may make us less attractive to certain types of investors. Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. If the legislation and regulations result in lower commodity prices, our revenues could be adversely affected. Any of these consequences could adversely affect our business, financial condition and results of operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be harmed. We cannot be certain that our efforts to maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to continue to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet certain reporting obligations.

We will rely on technology to conduct our business and our technology could become ineffective or obsolete.

We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities. We will be required to continually enhance and update our technology to maintain our efficacy and to avoid obsolescence. The costs of doing so may be substantial, and may be higher than the costs that we anticipated for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.

We maintain several types of insurance to cover our operations, including worker’s compensation and comprehensive general liability. Amounts over base coverages are provided by primary and excess umbrella liability policies. We also expect to maintain operator’s extra expense coverage, which covers the control of drilling or producing wells as well as redrilling expenses and pollution coverage for wells out of control.

We may not be able to maintain adequate insurance in the future at rates we consider reasonable, or we could experience losses that are not insured or that exceed the maximum limits under our insurance policies. If a significant event that is not fully insured or indemnified occurs, it could materially and adversely affect our financial condition and results of operations.

We are subject to various governmental regulations and environmental risks that may cause us to incur substantial costs.

From time to time, in varying degrees, political developments and federal and state laws and regulations affect our operations. In particular, price controls, taxes, and other laws relating to the oil and natural gas industry, changes in these laws, and changes in administrative regulations have affected and in the future could affect oil and natural gas production, operations, and economics. We cannot predict how agencies or courts will interpret existing laws and regulations or the effect these adoptions and interpretations may have on our business or financial condition.

Our business is subject to laws and regulations promulgated by federal, state, and local authorities, including but not limited to the U.S. Congress, the EPA, the Bureau of Land Management, the Industrial Commission of North Dakota, and the Montana Board of Oil and Gas Conservation, relating to the exploration for, and the development, production, and marketing of, oil and natural gas, as well as safety matters. Legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations. The discharge of oil, natural gas, or other pollutants into the air, soil, or water may give rise to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.

On April 17, 2012, the EPA approved final regulations under the U.S. Clean Air Act (the “CAA”) that, among other things, require additional emissions controls for natural gas and natural gas liquids production, including New Source Performance Standards to address emissions of sulfur dioxide and volatile organic compounds (“VOC”) and a separate set of emission standards to address hazardous air pollutants frequently associated with such production activities. The final regulations require the reduction of VOC emissions from natural gas wells through the use of reduced emission completions or “green completions” on all hydraulically fractured wells constructed or refractured after January 1, 2015. For well completion operations occurring at such well sites before January 1, 2015, the final regulations allow operators to capture and direct flowback emissions to completion combustion devices, such as flares, in lieu of performing green completions. These regulations also establish specific new requirements regarding emissions from dehydrators, storage tanks and other production equipment. The EPA later updated the storage tank standards on August 5, 2013 to phase-in emission controls more gradually. We continue to review these requirements and assess their potential impacts. Compliance with these requirements could increase our costs of development and production, although we do not expect these requirements to be any more burdensome to us than to other similarly situated companies involved in oil and natural gas exploration and production activities.

The adoption of climate change legislation by Congress could result in increased operating costs, create delays in our obtaining air pollution permits for new or modified facilities, and result in reduced demand for the oil and natural gas we produce.

According to certain scientific studies, emissions of carbon dioxide, methane, nitrous oxide, and other gases commonly known as greenhouse gases (“GHG”) may be contributing to global warming of the earth’s atmosphere and to global climate change. In response to the scientific studies, legislative and regulatory initiatives have been underway to limit GHG emissions. The U.S. Supreme Court determined that GHG emissions fall within the definition of an “air pollutant,” and in response, the EPA promulgated an endangerment finding paving the way for regulation of GHG emissions under the CAA. The EPA has also promulgated rules requiring owners or operators of certain petroleum and natural gas systems that emit 25,000 metric tons or more of GHG per year from a facility to report such emissions, and we are subject to this reporting requirement. In addition, the EPA promulgated rules that establish the emission thresholds that would identify major stationary sources of GHG subject to CAA permitting programs. As currently written and based on our current operations, we are not subject to federal GHG permitting requirements. Regulation of GHG emissions is new and highly controversial, and further regulatory, legislative, and judicial developments are likely to occur. Such developments may affect how these GHG initiatives will impact us. Further, apart from these developments, any judicial decisions that allow tort claims alleging property damage to proceed against GHG emissions sources may increase our litigation risk for such claims. Due to the uncertainties surrounding the regulation of and other risks associated with GHG emissions, we cannot predict the financial impact of related developments on us.

Legislation or regulations that may be adopted to address climate change could also affect the markets for our products by making our products more or less desirable than competing sources of energy. To the extent that our products are competing with higher GHG emitting energy sources, such as coal, our products could become more desirable in a market with more stringent limitations on GHG emissions. To the extent that our products are competing with lower GHG emitting energy sources, such as solar and wind, our products could become less desirable in the market with more stringent limitations on GHG emissions. We cannot predict with any certainty at this time how these possibilities may affect our operations. Any laws or regulations that may be adopted to restrict or reduce emissions of GHG could require us to incur increased operating costs and could have an adverse effect on demand for the oil and natural gas we produce, depending on the applicability to our operations and the refining, processing, and use of oil and natural gas.

Recent federal legislation could have an adverse impact on our ability to use derivative instruments to reduce the effects of commodity prices, interest rates and other risks associated with our business.

Historically, we have entered into a number of commodity derivative contracts in order to hedge a portion of our oil and natural gas production. On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act which requires the SEC, the Commodity Futures Trading Commission (or CFTC) to promulgate rules and regulations implementing the new legislation. The CFTC issued regulations setting position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. Certain bona fide hedging transactions are exempt from these limits. The position limits regulation was vacated by the United States District Court for the District of Columbia in September 2012. The CFTC has appealed the District Court’s decision and its Chairman has stated that the agency is working on developing a new proposed rulemaking to address position limits. The CFTC has finalized other regulations, including critical rulemakings on the “swap” and “swap dealer” definitions, swap dealer registration, swap data reporting and mandatory clearing, among others. The Dodd-Frank Act and CFTC rules also will require us in connection with certain derivatives activities to comply with clearing and trade-execution requirements (or take steps to qualify for an exemption to such requirements). In addition, new regulations may require us to comply with margin requirements although these regulations are not finalized and their application to us is uncertain at this time. The legislation may also require the counterparties to our derivative contracts to spinoff some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

The new legislation and any new regulations could significantly increase the cost of some derivative contracts (including through requirements to post collateral, which could adversely affect our available liquidity), materially alter the terms of some derivative contracts, reduce the availability of some derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts and potentially increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the new legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Increased volatility may make us less attractive to certain types of investors. Finally, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. If the new legislation and regulations result in lower commodity prices, our revenues could be adversely affected. Any of these consequences could adversely affect our business, financial condition and results of operations.

Risks Related to This Offering

One of our existing shareholders beneficially owns common stock and warrants to purchase a significant percentage of our common stock, and its interests may conflict with those of our other shareholders.

As of September 20, 2013, White Deer Energy L.P. beneficially owns approximately 16.6% of our outstanding common stock on a fully diluted basis, consisting of 2,785,600 shares of our common stock and a warrant to purchase 5,114,633 shares of our common stock. Within 15 business days of the closing of this offering (inclusive of any period during which the underwriters may exercise their option to purchase additional shares of our common stock), affiliates of White Deer Energy have agreed to purchase directly from us in a concurrent private placement a number of shares of our common stock that, inclusive of the warrant held by affiliates of White Deer Energy, equals 19.9% of our common stock outstanding on a fully diluted basis immediately after the closing of this offering, or approximately 18.7% of our common stock on a fully diluted basis following the closing of the concurrent private placement. White Deer owns 5,114,633 shares of our Series B Voting Preferred Stock, which have one vote per share and vote together with shares of our common stock, and 150,000 shares of our Series A Perpetual Preferred Stock. Additional shares of our Series A Perpetual Preferred Stock and warrants exercisable for shares of our common stock may be issued to White Deer Energy as paid-in-kind dividends on our Series A Perpetual Preferred Stock prior to April 1, 2015. In addition, as the holder of our outstanding Series A Perpetual Preferred Stock, White Deer is entitled to appoint one member to our board of directors. See “Description of the White Deer Preferred Shares and Warrants.” As a result, White Deer Energy is able to exercise significant influence over matters requiring shareholder approval, including the election of directors, the adoption or amendment of provisions in our charter and bylaws, the approval of mergers and other significant corporate transactions. The interests of White Deer Energy with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities, may conflict with the interests of our other shareholders.

We may not complete the concurrent private placement.

The closing of this offering is not conditioned on the concurrent private placement; however, the concurrent private placement is conditioned on the closing of this offering and approval of the NYSE MKT that we may issue the shares in the concurrent private placement. As a result, the concurrent private placement may not be completed after this offering. If we do not complete the concurrent private placement, our aggregate net proceeds will be less than we have estimated in this prospectus supplement. As a result, we may need additional capital in order to fund the balance of our 2013 and 2014 capital budgets.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.

Although our common stock is listed on the NYSE MKT, we cannot assure you that an active public market will continue for our common stock. If an active public market for our common stock does not continue, the trading price and liquidity of our common stock will be materially and adversely affected. If there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, you may not be able to sell your shares of common stock at or above the public offering price, or at all. The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include:

•	actual or anticipated fluctuations in our quarterly results of operations;
•	liquidity;
•	sales of common stock by our shareholders;
•	changes in oil and natural gas prices;
•	changes in our cash flow from operations or earnings estimates;

•	publication of research reports about us or the oil and natural gas exploration and production industry generally;
•	increases in market interest rates which may increase our cost of capital;
•	changes in applicable laws or regulations, court rulings, and enforcement and legal actions;
•	changes in market valuations of similar companies;
•	adverse market reaction to any indebtedness we incur in the future;
•	additions or departures of key management personnel;
•	actions by our shareholders;
•	commencement of or involvement in litigation;
•	adverse environmental incidents, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;
•	news reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry;
•	speculation in the press or investment community regarding our business;
•	general market and economic conditions; and
•	domestic and international economic, legal and regulatory factors unrelated to our performance.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic, and industry factors may negatively affect the price of our common stock, regardless of our operating performance. Any volatility or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

The issuance of additional shares of our common stock or other equity securities will dilute all other stockholdings.

After this offering and the concurrent private placement, we will have 62,572,354 shares of common stock outstanding, which amount excludes the underwriters’ option to purchase up to an additional 2,250,000 shares of common stock, 9,625,587 additional shares that may be issued pursuant to outstanding stock options, warrants and restricted stock units and the 5,091,173 shares available for issuance under our 2011 Equity Incentive Plan. We may issue additional shares without any action or approval by our shareholders. Additionally, on July 10, 2013, our shareholders authorized us to issue at our option additional warrants and shares of common stock issuable upon exercise of such additional warrants as dividends on the Series A Perpetual Preferred Stock prior to April 1, 2015. The issuance of additional shares of our common stock or other equity securities, whether issued in connection with the exercise of stock options, the payment of dividends or otherwise, would dilute the percentage ownership held by the investors who purchase our common stock in this offering.

Future sales of our common stock in the public market, or the perception that such future sales may occur, or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Sales by us or our shareholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. All of the shares sold in this offering will be freely tradable. Our directors and executive officers and certain entities controlled by White Deer Energy are subject to agreements that limit their ability to sell our common stock held by them. These holders cannot sell or otherwise dispose of any shares of our common stock for a period of 90 days after the date of this prospectus, without the prior written approval of Credit Suisse Securities (USA) LLC. However, these lock-up agreements are subject to certain specific exceptions, including the exercise of outstanding options and other equity-based awards granted pursuant to certain equity incentive and other plans, entry into new trading plans in compliance with Rule 10b5-1 of the Exchange Act, and sales pursuant to existing Rule 10b5-1 trading plans. The lock-up restrictions will also permit transfers of common stock as a bona fide gift or by will or intestate succession and transfers to such person’s immediate family or to a trust or to an entity controlled by such holder, provided that the recipient of such shares agrees to be bound by the same restrictions on sales. In the event that one or more of our shareholders sells a substantial amount of our common stock in the public market, or the market perceives that such sales may occur, the price of our stock could decline.

We may issue common stock or other equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options, or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, will have on the trading price of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering and the concurrent private placement, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and the concurrent private placement and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

The terms of our outstanding preferred stock or preferred stock that we may issue in the future could adversely affect the voting power or value of our common stock.

Our charter authorizes us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. Our board of directors has designated two series of preferred stock, the Series A Perpetual Preferred Stock and the Series B Voting Preferred Stock. The terms of these or any additionally authorized series of preferred stock could adversely impact the voting power or value of our common stock. The Series B Voting Preferred Stock has one vote per share on all matters submitted to a vote of the holders of our common stock. The Series A Perpetual Preferred Stock has a liquidation preference as well as voting rights on certain events, including payment of dividends on our common stock and redemptions or repurchases of common stock. Additionally, White Deer, as the holder of our outstanding Series A Perpetual Preferred Stock, is entitled to appoint one member of our board of directors. These terms could affect the residual value of the common stock.

Limited trading volume in our common stock may contribute to price volatility.

As a relatively small company with a limited market capitalization, even if our shares are more widely disseminated, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock. In addition, because of the limited trading volume in our common stock and the price volatility of our common stock, you may be unable to sell your shares of common stock when you desire or at the price you desire. The inability to sell your shares in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

We do not intend to pay cash dividends on our common stock in the foreseeable future, and therefore only appreciation of the price of our common stock will provide a return to our shareholders.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors deemed relevant by our board of directors. In addition, the terms of our credit facility prohibit us from paying dividends and making other distributions, and the holders of our Series A Perpetual Preferred Stock are entitled to vote on any declaration or payment of any dividends on our common stock. As a result, only appreciation of the price of our common stock, which may not occur, will provide a return to our shareholders.

CONCURRENT PRIVATE PLACEMENT

We have entered into a securities purchase agreement with affiliates of White Deer Energy pursuant to which they have agreed to purchase directly from us within 15 days of the closing of this offering (inclusive of any period during which the underwriters may exercise their option to purchase additional shares of our common stock) in a concurrent private placement a number of shares of our common stock that, inclusive of the warrant held by affiliates of White Deer Energy, equals 19.9% of our common stock outstanding on a fully diluted basis immediately after the closing of this offering, or approximately 18.7% of our common stock on a fully diluted basis following the closing of the concurrent private placement. The amount of common stock being sold in this public offering, plus the sale of common stock in the concurrent private placement, is expected to total 19,645,102 shares, for gross proceeds of approximately $137.8 million (based on an assumed price of $7.09 per share, which is the last reported sales price of our common stock on the NYSE MKT on September 20, 2013), assuming no exercise of the underwriters’ option to purchase additional shares of our common stock. The private sale to affiliates of White Deer Energy is contingent on the completion of this offering and approval of the NYSE MKT that we may issue the shares in the concurrent private placement. The purchase price for the shares sold will be paid directly to us within 15 days subsequent to the closing of this offering. In the concurrent private placement, the shares will be sold to affiliates of White Deer Energy at the net offering price of this offering (excluding expenses).

In addition, we and affiliates of White Deer Energy have agreed to amend an existing registration rights agreement to include the shares to be sold to affiliates of White Deer Energy in the concurrent private placement. The amendment to the registration rights agreement will provide (i) a covenant by us to file, at any time on or after 90 days of the closing of the concurrent private placement, a resale registration statement within 30 calendar days following the receipt by us of a notice from affiliates of White Deer Energy exercising their registration right in the case of any registration eligible to be made on Form S-3 or comparable form; and (ii) a covenant by us to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 120 days after the filing thereof.

USE OF PROCEEDS

We estimate that the net proceeds to be received by us from this offering will be approximately $100.9 million (based on an assumed price of $7.09 per share, which is the last reported sales price of our common stock on the NYSE MKT on September 20, 2013) after deducting underwriters discounts and commissions and estimated offering expenses, or approximately $116.1 million if the underwriters exercise their option to purchase additional shares of common stock in full. We estimate that our net proceeds from the concurrent private placement will be approximately $31.4 million after deducting expenses, or approximately $34.4 million if the underwriters exercise their option to purchase additional shares of common stock in full. We intend to use the net proceeds from this offering and the concurrent private placement to accelerate our development and growth plans, finance, in whole or in part, the costs of acquisitions, and finance capital expenditures and/or general corporate purposes.

CAPITALIZATION

The following table presents a summary of our cash and cash equivalents and capitalization as of June 30, 2013:

•	on an actual basis;
•	on a pro forma basis giving effect to (i) the Non-Operated Asset Sale, (ii) the August 30, 2013 redemption of 200,000 shares of our Series A Perpetual Preferred Stock and (iii) the acquisition and leasing of approximately 33,851 net undeveloped leasehold acres; and
•	on a pro forma as adjusted basis, giving further effect to (i) the sale of 15,000,000 shares of common stock in this offering at an assumed price of $7.09 per share, which is the last reported sales price of our common stock on the NYSE MKT on September 20, 2013, after deducting underwriting discounts and commissions and estimated offering expenses and (ii) the sale and issuance of 4,645,102 shares of common stock to be purchased directly from us by affiliates of White Deer Energy in the concurrent private placement, after deducting estimated expenses.

You should read the following table in conjunction with our historical financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

	June 30, 2013
	Actual	Pro Forma	Pro Forma As Adjusted
	(dollars in thousands)
	(unaudited)
Cash and Cash Equivalents(1)	$72,691	$135,279	$267,621
Debt
Revolving Credit Facility	—	—	—
Preferred stock (par value $0.001 per share; 20,000,000 shares authorized)
Series A Perpetual Preferred Stock – 350,000 issued and outstanding; liquidation preference value of $39,375,000 (actual); 150,000 issued and outstanding; liquidation preference value of $16,875,000 (pro forma and pro forma as adjusted)	26,142	9,594	9,594
Series B Voting Preferred Stock – 5,114,633 issued and outstanding; liquidation preference value of $5,115	5	5	5
Shareholders’ Equity
Common stock (par value $0.001 per share; 500,000,000 shares authorized); 42,458,258 shares issued and outstanding (actual and pro forma) and 62,103,360 shares issued and outstanding (pro forma as adjusted)	42	42	62
Additional paid-in capital	279,527	279,527	411,807
Accumulated deficit	(78,378)	(67,543)	(67,543)
Total Shareholders’ Equity	201,191	212,026	344,326
Total Capitalization	$227,338	$221,625	$353,925

(1)	As of September 20, 2013, unrestricted cash was approximately $73.0 million.

DIVIDEND POLICY AND COMMON STOCK PRICE RANGE

Dividend Policy

We have never paid a cash dividend on our common stock, and the current policy of our board of directors is to retain any earnings to provide for our growth. The payment of cash dividends on our common stock in the future, if any, will be at the discretion of our board of directors and will depend on such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

Price Range of Our Common Stock

Our common stock is listed on the NYSE MKT under the symbol “EOX.” The following table sets forth, for the periods indicated, the range of high and low sales prices, adjusted to reflect a 1-for-7 reverse stock split effected October 23, 2012.

	Price Range
	High	Low
2013
Third Quarter (through September 20, 2013)	$8.09	$6.44
Second Quarter	7.20	5.81
First Quarter	7.49	5.17
2012
Fourth Quarter	5.95	3.90
Third Quarter	13.86	5.46
Second Quarter	18.34	11.20
First Quarter	25.20	17.01
2011
Fourth Quarter	21.21	10.99
Third Quarter	27.65	14.14
Second Quarter	32.55	15.89
First Quarter	52.78	27.23

The reported last sales price for our common stock on the NYSE MKT on September 20, 2013 was $7.09 per share. As of September 20, 2013, there were 42,927,252 shares of common stock outstanding, and our outstanding shares of common stock were held by approximately 583 shareholder accounts of record.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited condensed consolidated pro forma financial data and related notes have been prepared to show the effect of the Non-Operated Asset Sale, which was completed on September 6, 2013. For a summary of the Non-Operated Asset Sale to which the pro forma financial statements relate, see “Summary — Recent Developments — Non-Operated Asset Divestiture.”

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2013 is based on our historical balance sheet, giving effect to the Non-Operated Asset Sale as if it had occurred on June 30, 2013. The summary unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2012 and for the six months ended June 30, 2013 are based on our historical statements of operations, giving effect to the Non-Operated Asset Sale as if it had occurred on January 1, 2012. The historical information is derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, and our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013.

The unaudited pro forma adjustments are based on certain assumptions that we believe are reasonable, which are described in the accompanying notes to the pro forma financial statements. Pro forma adjustments have been included only to the extent appropriate information is known, factually supportable, and reasonably available to us. The unaudited pro forma condensed consolidated financial statements are provided for information purposes only and are based on estimates and assumptions as set forth in the notes to such statements. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations to be expected in any future period or the results that actually would have been realized had the Non-Operated Asset Sale been completed as of the dates set forth in this unaudited pro forma financial information.

The unaudited condensed consolidated pro forma financial data should be read together with, and is qualified in its entirety by reference to, “Unaudited Pro Forma Condensed Consolidated Financial Statements,” and the accompanying notes thereto, filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on September 12, 2013, our historical consolidated financial statements and the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013.

EMERALD OIL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2013

	Emerald Oil, Inc.	Pro Forma Adjustments	Pro Forma Adjusted
	(in thousands, except per share data)
Revenues
Oil and Natural Gas Sales	$18,792	$(12,588)	$6,204
Realized and Unrealized Loss on Commodity Derivatives	(102)	—	(102)
	18,690	(12,588)	6,102
Operating Expenses
Production Expenses	2,636	(1,810)	826
Production Taxes	1,750	(1,045)	705
General and Administrative Expenses	11,369	—	11,369
Depletion of Oil and Natural Gas Properties	6,742	(4,570)	2,172
Depreciation and Amortization	54	—	54
Accretion of Discount on Asset Retirement Obligations	14	(10)	4
Total Expenses	22,565	(7,435)	15,130
Loss from Operations	(3,875)	(5,153)	(9,028)
Other Income (Expense)
Interest Expense	(255)	—	(255)
Warrant Revaluation Expense	(4,081)	—	(4,081)
Other Income, Net	3	—	3
Total Other Expense, Net	(4,333)	—	(4,333)
Loss Before Income Taxes	(8,208)	(5,153)	(13,361)
Income Tax Expense	—	—	—
Net Loss/Income	$(8,208)	$(5,153)	$(13,361)
Less: Preferred Stock Dividends	(6,282)	—	(6,282)
Net Loss Attributable to Common Stockholders	$(14,490)	$(5,153)	$(19,643)
Net Loss Per Common Share – Basic and Diluted	$(0.50)		$(0.67)
Weighted Average Shares Outstanding – Basic and Diluted	29,166		29,166

EMERALD OIL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2012

	Emerald Oil, Inc.	Pro Forma Adjustments	Pro Forma Adjusted
	(in thousands, except per share data)
Revenues
Oil and Natural Gas Sales	$28,130	$(23,302)	$4,828
Realized and Unrealized Loss on Commodity Derivatives	(215)	—	(215)
	27,915	(23,302)	4,613
Operating Expenses
Production Expenses	2,727	(2,447)	280
Production Taxes	2,955	(2,418)	537
General and Administrative Expenses	12,904	—	12,904
Depletion of Oil and Natural Gas Properties	12,771	(10,563)	2,208
Impairment of Oil and Natural Gas Properties	61,901	—	61,901
Depreciation and Amortization	54	—	54
Accretion of Discount on Asset Retirement Obligations	15	(13)	2
Gain on Acquisition of Business, Net	(5,758)	—	(5,758)
Total Expenses	87,569	(15,441)	72,128
Loss from Operations	(59,654)	(7,861)	(67,515)
Other Income (Expense)
Interest Expense	(2,614)	—	(2,614)
Other Expense, Net	(28)	—	(28)
Total Other Expense, Net	(2,642)	—	(2,642)
Loss Before Income Taxes	(62,296)	(7,861)	(70,157)
Income Tax Expense	—	—	—
Net Loss/Income	$(62,296)	$(7,861)	$(70,157)
Less: Preferred Stock Dividends	—	—	—
Net Loss Attributable to Common Stockholders	(62,296)	(7,861)	(70,157)
Net Loss Per Common Share – Basic and Diluted	$(4.91)		$(5.52)
Weighted Average Shares Outstanding – Basic and Diluted	12,700		12,700

EMERALD OIL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET
JUNE 30, 2013

	Emerald Oil, Inc.	Pro Forma Adjustments	Pro Forma Adjusted
	(in thousands)
ASSETS
Current Assets
Cash and Cash Equivalents	$72,691	$110,090	$182,781
Trade Receivables	18,306	—	18,306
Other Receivables	1,380	—	1,380
Prepaid Expenses and Other Current Assets	318	—	318
Total Current Assets	92,695	110,090	202,785
Property and Equipment
Oil and Natural Gas Properties, Full Cost Method
Proved Oil and Natural Gas Properties	218,086	(151,926)	66,160
Unproved Oil and Natural Gas Properties	55,969	(13,568)	42,401
Equipment and Facilities	88	—	88
Other Property and Equipment	587	—	587
Total Property and Equipment	274,730	(165,494)	109,236
Less – Accumulated Depreciation, Depletion and Amortization	(87,026)	65,930	(21,096)
Total Property and Equipment, Net	187,704	(99,564)	88,140
Prepaid Drilling Costs	2	—	2
Fair Value of Commodity Derivatives	456	—	456
Debt Issuance Costs, Net of Amortization	225	—	225
Deposits on Acquisitions	1,050	—	1,050
Other Non-Current Assets	175	—	175
Total Assets	$282,307	$10,526	$292,833
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$38,610	$—	$38,610
Fair Value of Commodity Derivatives	407	—	407
Accrued Expenses	1,978	—	1,978
Advances from Joint Interest Partners	835	—	835
Total Current Liabilities	41,830	—	41,830
Long-term Liabilities
Revolving Credit Facility	—	—	—
Asset Retirement Obligations	432	(309)	123
Warrant Liability	12,707	—	12,707
Total Liabilities	54,969	(309)	54,660
Commitments and Contingencies
Preferred Stock – Par Value $.001; 20,000,000 Shares Authorized;
Series A Perpetual Preferred Stock – 350,000 issued and outstanding at June 30, 2013. Liquidation preference value of $39,375,000 as of June 30, 2013.	26,142	—	26,142
Series B Voting Preferred Stock – 5,114,633 issued and outstanding at June 30, 2013. Liquidation preference value of $5,115 as of June 30, 2013.	5	—	5
Stockholders’ Equity
Common Stock, Par Value $.001; 500,000,000 Shares Authorized, 42,458,258 Shares Issued and Outstanding at June 30, 2013	42	—	42
Additional Paid-In Capital	279,527	—	279,527
Accumulated Deficit	(78,378)	10,835	(67,543)
Total Stockholders’ Equity	201,191	10,835	212,026
Total Liabilities and Stockholders’ Equity	$282,307	$10,526	$292,833

EMERALD OIL, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

On September 6, 2013, Emerald Oil, Inc. and its subsidiary, Emerald WB LLC (together “Emerald”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with USG Properties Bakken II, LLC, a Delaware limited liability company (“Buyer”), pursuant to which the Company sold to Buyer on the same date certain non-operated North Dakota and Montana oil and gas properties, leasehold mineral interests and related assets (the “Assets”) for aggregate cash consideration of $110 million, subject to customary adjustments. Under the Purchase Agreement, the transaction was given economic effect as of April 1, 2013 such that all proceeds and certain customary operational costs and expenses attributable to the Assets will be apportioned between Emerald and Buyer based on such date.

The Purchase Agreement includes customary representations, warranties, covenants and indemnities by Emerald and Buyer. The Purchase Agreement also provides for potential post-closing adjustments based on title and environmental diligence to be conducted by Buyer between the closing date and December 31, 2013, subject to Emerald’s right to cure any identified title and environmental defects. Buyer placed $11 million of the purchase price into an escrow account to be held by the escrow agent pending completion of the title and environmental diligence process.

The following unaudited pro forma condensed consolidated balance sheet is based on the historical balance sheet of Emerald, giving effect to the asset sale as if the transaction had occurred on June 30, 2013. The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2012 and the six months ended June 30, 2013 are based on Emerald’s historical statements of operations, giving effect to the asset sale as if the transaction had occurred on January 1, 2012. The historical information is derived from Emerald’s audited financial statements for the year ended December 31, 2012 and the unaudited financial statements for the six months ended June 30, 2013.

The unaudited pro forma condensed consolidated financial statements are provided for information purposes only and are based on estimates and assumptions as set forth in the notes to such statements. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations to be expected in any future period or the results that actually would have been realized had the transaction been completed as of the dates set forth in this unaudited pro forma financial information. This information should be read in conjunction with Emerald’s historical financial statements and related notes in conjunction with the accompanying notes to these unaudited pro forma condensed consolidated financial statements.

2. Sale Price

The Transaction was accounted for under the full cost method of accounting for oil and natural gas operations, in accordance with Accounting Standard Codification 932 relating to “Extractive Activities — Oil and Gas”. Under the full cost method, sales of oil and natural gas properties, whether or not being amortized, shall be accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to the cost center. The sale represents greater than 25 percent of Emerald’s proved reserves of oil and gas attributable to the cost center. As a result, there is a significant alteration in the relationship between capitalized costs and proved reserves of oil and gas attributable to the cost center. Total capitalized costs within the cost center are allocated on the basis of the relative fair values of the properties sold and those retained due to substantial economic differences between the properties sold and those retained. Following this methodology with the information and circumstances available as of the date of the unaudited pro forma financial statements and if the asset sale closed on June 30, 2013, the following table represents an estimated net sales price allocation of the transaction (in thousands):

EMERALD OIL, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

2. Sale Price  – (continued)

Sale price	$111,090
Add: disposition of asset retirement obligations	309
Less: sale expenses	(1,000)
Sale price, net	$110,399
Proved oil and natural gas properties	$151,926
Accumulated depletion	(65,930)
Unproved oil and natural gas properties	13,568
Gain on sale	10,835
Sale price, net	$110,399

The calculated gain on the sale for purposes of the unaudited pro forma condensed consolidated financial statements is not an indication of the gain recorded for book purposes in accordance with U.S. generally accepted accounting principles. Many factors affect the gain calculation during the period between the dates set forth in this unaudited pro forma financial information and the date of the transaction. These factors include, but are not limited to, development on sold and retained oil and natural gas properties, acquisitions of proved oil and natural gas properties, dispositions of proved oil and natural gas properties and other transactions that affect the capitalized costs within the cost center or fair market value of those retained oil and natural gas properties.

3. Pro Forma Adjustments

The preceding unaudited pro forma condensed consolidated balance sheet and statements of operations have been prepared as if the asset sale closed on June 30, 2013 and January 1, 2012, respectively, and reflect the following pro forma adjustments:

(a)	To reflect the sales price cash consideration, less transaction expenses, resulting gain, disposition of asset retirement obligations and charges to the full cost pool and unproved cost assets in accordance with the full cost method of accounting for oil and natural gas operations based on the relative fair values of the sold and retained properties in accordance with ASC 932 as if the transaction had closed on June 30, 2013.
(b)	To adjust revenue recognized on properties included in the asset sale as if the transaction had closed on January 1, 2012 for the year ended December 31, 2012 and for the six months ended June 30, 2013.
(c)	To adjust production expenses recognized on properties included in the asset sale as if the transaction had closed on January 1, 2012 for the year ended December 31, 2012 and for the six months ended June 30, 2013.
(d)	To adjust production taxes recognized on properties included in the asset sale as if the transaction had closed on January 1, 2012 for the year ended December 31, 2012 and for the six months ended June 30, 2013.
(e)	To adjust depletion expenses recognized on properties included in the asset sale as if the transaction had closed on January 1, 2012 for the year ended December 31, 2012 and for the six months ended June 30, 2013.
(f)	To adjust accretion expenses recognized on properties included in the asset sale as if the transaction had closed on January 1, 2012 for the year ended December 31, 2012 and for the six months ended June 30, 2013.

DESCRIPTION OF THE WHITE DEER PREFERRED STOCK AND WARRANTS

Our articles of incorporation authorize 20,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock were issued as of December 31, 2012. On February 19, 2013, we completed a private offering with affiliates of White Deer Energy L.P. pursuant to the terms of a securities purchase agreement, to which, in exchange for a cash investment of $50 million, we issued the following to White Deer Energy:

•	500,000 shares of Series A Perpetual Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”);
•	5,114,633 shares of Series B Voting Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”); and
•	warrants to purchase an initial aggregate 5,114,633 shares of our common stock, $0.001 par value per share, at an initial exercise price of $5.77 per share. These warrants are exercisable until December 31, 2019.

As of September 20, 2013, we have redeemed 350,000 shares of the Series A Preferred Stock, and we have delivered a redemption notice informing White Deer Energy that we will redeem the remaining 150,000 shares of the Series A Preferred Stock in October 2013.

The following description of the Series A Preferred Stock, the Series B Preferred Stock and the warrants is only a summary, does not purport to be complete and is qualified by applicable law and the full provisions of our articles of incorporation, as amended, the preferences, limitations and relative rights of our Series A Preferred Stock and Series B Preferred Stock and the terms of the warrants.

Series A Preferred Stock

The Series A Preferred Stock has a cumulative dividend rate of 10% per annum, payable quarterly on each March 31, June 30, September 30 and December 31, commencing on March 31, 2013. If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the Series A Preferred Stock will be entitled to receive out of available assets, after satisfaction of liabilities to creditors, if any, and before any distribution of assets is made on our common stock or any other shares of junior stock, a liquidating distribution in the amount, with respect to each share of Series A Preferred Stock, equal to the sum of (a)(1) on or prior February 19, 2015, $112.50, (2) from February 20, 2015 through February 19, 2016, $110.00, (3) from February 20, 2016 through February 19, 2017, $105.00 and (4) thereafter, $100.00 and (b) the accrued and unpaid dividends thereon (the “Liquidation Preference”). Prior to April 1, 2015, we may pay dividends on the Series A Preferred Stock either (x) in cash or (y) by issuance of (A) additional shares of Series A Preferred Stock valued at the same value as the initial per share purchase price of the Series A Preferred Stock and (B) an additional warrant to purchase shares of common stock; provided that such dividends must be paid in cash unless and until the shareholder approval is obtained to authorize the issuance of any additional warrants and any shares of common stock issuable upon exercise of such additional warrants. On July 10, 2013, our shareholders authorized us to issue at our option additional warrants and shares of common stock issuable upon exercise of such additional warrants as dividends on the Series A Preferred Stock prior to April 1, 2015.

We have the option to redeem shares of Series A Preferred Stock in whole or in part at any time at the aggregate Liquidation Preference, subject to a minimum redemption amount equal to the lesser of 50,000 shares or the number of shares then outstanding. Upon a change of control, White Deer Energy has the right to require us to purchase the Series A Preferred Stock at the Liquidation Preference. The Series A Preferred Stock does not vote generally with holders of our common stock, but has specified approval rights with respect to, among other things, changes to organizational documents that affect the Series A Preferred Stock, payment of dividends on our common stock or other junior stock, redemptions or repurchases of common stock or other capital stock and incurrence of certain indebtedness. Upon the occurrence of certain events of default under the credit facility with Wells Fargo Bank, N.A., White Deer Energy has additional specified approval rights with respect to, among other things, the incurrence or guarantee by us of any indebtedness, any change in compensation or benefits of employment or severance agreements with officers and any agreement or arrangement pursuant to which we or any of our subsidiaries would pay or incur liability in excess of $1,000,000 over the term of such agreement or arrangement. In addition, upon an event of default, White Deer Energy has the right to require us to purchase the Series A Preferred Stock at the Liquidation Preference.

On June 20, 2013, we redeemed 150,000 shares of Series A Preferred Stock for approximately $17.2 million including approximately $1.9 million of redemption premium and $0.3 million in accrued dividends on the redeemed shares. On August 30, 2013, we redeemed 200,000 shares of Series A Preferred Stock for approximately $22.8 million, including approximately $2.5 million of redemption premium and $0.3 million in accrued dividends on the redeemed shares. The redemption premium is treated as a dividend and recorded as a return of equity to White Deer Energy through a charge to our additional paid-in capital. Currently, there are 150,000 shares of Series A Preferred Stock outstanding, with a liquidation preference of approximately $16.9 million. We have delivered a redemption notice informing White Deer Energy that we will redeem the remainder of the Series A Perpetual Preferred Stock in October 2013.

For the three- and six-month periods ended June 30, 2013, we paid dividends on the Series A Preferred Stock of approximately $1.2 million and $1.8 million, respectively. No dividends were paid prior to 2013.

Series B Preferred Stock

The Series B Preferred Stock is entitled to vote, until January 1, 2020, in the election of directors and on all other matters submitted to a vote of the holders of common stock as a single class. Each share of Series B Preferred Stock has one vote. The Series B Preferred Stock has no dividend rights and a liquidation preference of $0.001 per share. On and from time to time after January 1, 2020 we may redeem, in whole or in part, the then-outstanding shares of Series B Preferred Stock, at a redemption price per share equal to $0.001. Each share of Series B Preferred Stock was issued as part of a unit with a warrant to purchase one share of common stock and will be surrendered to us upon exercise of a warrant.

Warrants

The warrants entitle White Deer Energy to acquire a number of shares of our common stock equal to approximately 19.75% of our common stock outstanding as of February 19, 2013, or approximately 16.49% of our common stock outstanding on a diluted basis taking into account the exercise of the warrants. We may elect to issue additional warrants on each quarterly dividend payment date of the Series A Preferred Stock prior to April 1, 2015 in lieu of cash dividends. If issued, such warrants will be exercisable for a number of shares of our common stock equal to the amount of accrued and unpaid dividends to that dividend payment date divided by the volume-weighted average trading price of our common stock for the ten consecutive trading days preceding the dividend payment date, and the exercise price of such warrants will be such volume-weighted average price.

The warrants may be exercised no later than December 31, 2019 by White Deer Energy through the surrender of an equal number of shares of Series B Preferred Stock and tendering the exercise price to us, which is initially $5.77 per share. In lieu of exercising the warrants for cash, White Deer Energy may elect a cashless exercise (whereby White Deer will receive the excess of the market price of the common stock over the exercise price in shares of common stock valued at the market price) or deliver for cancellation a number of shares of Series A Preferred Stock equal to the exercise price. The warrants contain customary anti-dilution provisions that would adjust the number of shares of our common stock issuable upon the exercise of the warrants in the event of any common stock dividend, split, subdivision, reclassification or combination, as well as modified weighted average anti-dilution provisions that would adjust the warrant exercise price if we issue or sell any shares of our common stock or securities convertible into, or exercisable or exchangeable for, our common stock for a consideration per share of common stock less than the per-share exercise price of the warrants in effect immediately prior to such issuance or sale.

Upon a change of control or Liquidation Event, as defined in the securities purchase agreement, White Deer Energy has the right, but not the obligation, to elect to receive from us, in exchange for all, but not less than all, shares of Series A and Series B Preferred Stock and the warrants issued pursuant to the securities purchase agreement and shares of common stock issued upon exercise thereof that are then held by White Deer Energy, an additional cash payment necessary to achieve a minimum internal rate of return of 25% as calculated as defined. The calculation will take into account all cash inflows from and cash outflows to White

Deer Energy, including the initial $50 million cash investment by White Deer Energy, all cash-paid dividends to White Deer Energy, any cash-paid liquidation preference on the Series A Preferred Stock to White Deer Energy and all cash proceeds received by White Deer Energy from the exercise of warrants.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of the material United States federal income and, to a limited extent, estate tax consequences relating to the purchase, ownership and disposition of our common stock. Except where noted, this summary deals only with common stock that is held as a “capital asset” (generally, property held for investment) by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of common stock (other than a partnership or entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”;
•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be subject to different interpretations or changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxation and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances, including the impact of the unearned income Medicare contribution tax. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws such as (without limitation):

•	certain United States expatriates;
•	persons subject to the alternative minimum tax;
•	stockholders that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;
•	persons deemed to sell our common stock under the constructive sale provisions of the Code;
•	stockholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
•	stockholders that are partnerships or entities or arrangements treated as partnerships for United States federal income tax purposes, or other pass-through entities, or owners thereof;
•	financial institutions;
•	insurance companies;
•	tax-exempt entities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid United States federal income tax;

•	dealers in securities or foreign currencies; and
•	traders in securities that use the mark-to-market method of accounting for United States federal income tax purposes.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership (including an entity treated as a partnership for United States federal income tax purposes) holding our common stock, you should consult your tax advisor.

We have not sought any ruling from the Internal Revenue Service, which we refer to as the “IRS,” with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Distributions

We do not presently expect to declare or pay any dividends on our common stock for the foreseeable future. However, if we do make distributions on our common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described below under “Gain on Disposition of Common Stock.” Any dividend paid to a non-U.S. holder of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to withholding of United States federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with IRS Form W-8BEN properly certifying eligibility for the reduced rate. A non-U.S. holder that does not timely furnish the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment or fixed base of the non-U.S. holder) generally will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in the same manner as if the non-U.S. holder were a United States person. In such case, we will not have to withhold United States federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying eligibility for such exemption. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or
•	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a “United States real property holding corporation,” or USRPHC, for United States federal income tax purposes.

A non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates in the same manner as if it were a United States person. In addition, a non-U.S. holder described in the first bullet point immediately above that is a corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty, as adjusted for certain items.

A non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax (or a lower tax rate specified by an applicable tax treaty) on the gain derived from the disposition, which may be offset by certain United States source capital losses , even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to our status as a USRPHC, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for United States federal income tax purposes. However, so long as our common stock continues to be “regularly traded on an established securities market,” as defined by applicable Treasury regulations, a non-U.S. holder will be taxable on gain realized on the disposition of our common stock only if the non-U.S. holder actually or constructively holds or held more than 5% of such common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for our common stock. If our common stock were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to United States federal income tax on a sale or other taxable disposition of our common stock, and a purchaser of the stock may be required to withhold and remit to the IRS 10% of the purchase price, unless an exception applies..

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock and regarding potentially applicable income tax treaties that may provide for different rules.

Federal Estate Tax

If you are an individual, common stock owned or treated as owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding also may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is not a United States person (as defined in the Code), and the payor does not have actual knowledge or reason to know that such holder is a United States person, or such holder otherwise establishes an exemption. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless such non-U.S. holder certifies under penalty of perjury that it is not a United States person (as defined in the Code), and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Legislation Affecting Common Stock Held Through Foreign Accounts

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act of 2010 (generally referred to as “FATCA”) generally will impose a withholding tax of 30 percent on any dividends on our common stock paid to a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally will impose a withholding tax of 30 percent on any dividends on our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either certification that such entity does not have any substantial United States owners or identification of the direct and indirect U.S. owners of the entity. Finally, withholding of 30 percent also generally will apply to the gross proceeds of a disposition of our common stock paid to a foreign financial institution or to a non-financial foreign entity unless the reporting and certification requirements described above have been met. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such taxes. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Investors are encouraged to consult with their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Under the applicable Treasury regulations and IRS guidance, the withholding provisions described above will apply to payments of dividends on shares of our common stock made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2017. Prospective investors should consult their tax advisors regarding this legislation.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated             , 2013, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Canaccord Genuity Inc.
Johnson Rice & Company L.L.C.
Total	15,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted the underwriters a 30-day option to purchase up to 2,250,000 additional shares at the public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $     per share. After the initial offering of the shares of common stock, the underwriters may change the public offering price and concession and discount to broker/dealers. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table summarizes the compensation and estimated expenses that we will pay:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
	$	$	$	$
Underwriting Discounts and Commissions Paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

We estimate that our out-of-pocket expenses for this offering will be approximately $500,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $20,000 as set forth in the underwriting agreement.

Credit Suisse Securities (USA) LLC has informed us that it does not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

In connection with this offering, we agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus.

Each of our officers and directors and certain entities controlled by White Deer Energy have agreed in connection with this offering that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus.

These lock-up restrictions are subject to certain specific exceptions, including the exercise of outstanding options and other equity-based awards granted pursuant to certain equity incentive and other plans, entry into new trading plans in compliance with Rule 10b5-1 of the Exchange Act, and sales pursuant to existing Rule 10b5-1 trading plans. The lock-up restrictions will also permit transfers of common stock as a bona fide gift or by will or intestate succession and transfers to such person’s immediate family or to a trust or to an entity controlled by such holder, provided that the recipient of such shares agrees to be bound by the same restrictions on sales.

If (A) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event relating to us occurs or (B) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then in each case the 90-day period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, as applicable.

Credit Suisse Securities (USA) LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the common stock and other securities from lock-up agreements, Credit Suisse Securities (USA) LLC will consider, among other factors, the holder’s reasons for requesting the release and the number of shares of common stock or other securities for which the release is being requested.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on the NYSE MKT under the symbol “EOX.” On September 20, 2013, the closing price of our common stock was $7.09.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase upon the exercise of the underwriters’ option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares that the underwriters may purchase upon the exercise of such option. The underwriters may close out any covered short position by either exercising such option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE MKT or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each such state being referred to herein as a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (each such date being referred to herein as a Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 and (3) an annual net turnover of more than 50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Mayer Brown LLP, Houston, Texas, and Dorsey & Whitney LLP, Missoula, Montana. Certain legal matters with respect to this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Emerald Oil, Inc. as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2010, which appear in the Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of Mantyla McReynolds LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information relating to our oil and natural gas reserves, as of December 31, 2012, incorporated into this prospectus supplement by reference, including all statistics and data, was derived from an audit letter dated March 12, 2013 evaluating our oil and natural gas properties, prepared by Netherland, Sewell & Associates, Inc., our independent petroleum engineer, in reliance on the authority of such firm as experts in the oil and gas industry.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public at the SEC’s website at www.sec.gov. In addition, documents filed by us can be inspected at the offices of the NYSE MKT, 20 Broad Street, New York, New York 10002. We maintain a website at www.emeraldoil.com. On the Investors page of that site, we provide access to our SEC filings free of charge as soon as reasonably practicable after filing with the SEC. The information on our website is not incorporated in this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	our annual report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on March 18, 2013, and Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2012, filed with the SEC on April 30, 2013;
•	our quarterly reports on Form 10-Q for the quarterly period ended March 31, 2013, as filed with the SEC on May 9, 2013, and the quarterly period ended June 30, 2013, as filed with the SEC on August 6, 2013; and
•	our current reports on Form 8-K and 8-K/A, as filed with the SEC on January 8, 2013, January 10, 2013, February 1, 2013, February 6, 2013, February 19, 2013, March 14, 2013, April 3, 2013, May 8, 2013, May 15, 2013, May 17, 2013, June 4, 2013, July 12, 2013, August 13, 2013, September 12, 2013 and September 18, 2013.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge upon written or oral request, a copy of this prospectus supplement and the accompanying base prospectus and any or all of the documents that are incorporated by reference into this prospectus supplement, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Secretary at Emerald Oil, Inc., 1600 Broadway, Suite 1360, Denver, Colorado 80202 or by calling us at (303) 323-0008.

PROSPECTUS

Emerald Oil, Inc.

(Assumed business name of Voyager Oil & Gas, Inc.)

$300,000,000

Common Stock,
Preferred Stock,
Debt Securities,
Warrants
and Units

12,135,217 Shares of Common Stock Offered by the Selling Shareholder

We may offer and sell from time to time shares of common stock, shares of preferred stock, debt securities, warrants to purchase common stock, preferred stock, and debt securities, or units consisting of one or more debt securities, shares of common stock or preferred stock, warrants or any combination of such securities.

Our common stock, preferred stock, debt securities, warrants and units may be offered separately or together, in multiple series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus. For general information about the distribution of securities, please see “Plan of Distribution” in this prospectus.

In addition the selling shareholder named herein may sell up to 12,135,217 shares of our common stock from time to time through ordinary brokerage transactions, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices and in other ways described in the “Plan of Distribution.” We will not receive any proceeds from the sale, if any, of our common stock by the selling shareholder pursuant to this prospectus.

This prospectus provides you with a general description of the securities we or the selling shareholder may offer and the general manner in which we or the selling shareholder may offer the securities. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the securities we actually offer, including the offering prices. The prospectus supplement will also describe the specific manner in which we offer the securities. You should carefully read this prospectus and the applicable prospectus supplement and any document we incorporate by reference into this prospectus and any accompanying prospectus supplement. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may sell these securities to or through underwriters, to other purchasers, through agents, or through a combination of these methods. The names of any underwriters will be stated in the applicable prospectus supplement.

Our common stock is quoted on the NYSE MKT under the symbol “EOX.” On October 12, 2012, the last reported sale price of our common stock on the NYSE MKT was $0.79.

Investing in our securities involves risk. See “Risk Factors” beginning on page 4 of this prospectus, as well as those contained or referenced in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission, for a description of the various risks you should consider in evaluating an investment in our securities.

Our principal offices are located at 1600 Broadway, Suite 1040, Denver, Colorado 80202, and our telephone number is (303) 323-0008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process or continuous registration process. Under this shelf registration process, we may from time to time in one or more offerings sell debt securities, common stock, preferred stock, warrants to purchase debt securities, common stock or preferred stock, or units comprised of one or more of the other securities, in one or more offerings, up to a total dollar amount of $300,000,000. In addition the selling shareholder named herein may sell up to 12,135,217 shares of our common stock from time to time.

We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration process, we will, to the extent required by law, provide one or more supplements to this prospectus that will contain specific information about the terms of the offering. We may also add, update or change in any accompanying prospectus supplement or any related free writing prospectus we may authorize to be delivered to you any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement or any related free writing prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

The information contained in this prospectus, and the documents incorporated by reference herein, are accurate only as of the date such information is presented. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

Unless the context indicates otherwise, all references in this prospectus to “Emerald,” “Voyager,” “we,” “our,” “us,” or “the company” refer to Voyager Oil & Gas, Inc., doing business under the assumed business name Emerald Oil, Inc., unless otherwise indicated or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus or the documents to which we have referred you or information that is contained in any prospectus supplement or free writing prospectus to be delivered to you. No dealer, salesperson or other person is authorized to provide you with information that is different from such information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus or any sale of these securities. In case there are any differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This registration statement includes assumptions, expectations, projections, intentions or beliefs about future events. These statements are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), and are subject to risks and uncertainties.

All statements other than statements of historical facts included in this registration statement regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “budget,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which our company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this registration statement. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this registration statement, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Additional factors that could cause actual results to vary from expected results are discussed in the “Risk Factors” section, beginning on page 4 of this prospectus, and any supplement to this prospectus and in our annual report on Form 10-K.

ABOUT THE COMPANY

We were formed for the purpose of providing capital investments for acreage acquisitions and non-operated working interests in existing or planned hydrocarbon production, primarily focusing on acquiring working interests in scalable, repeatable oil and natural gas plays where established oil and natural gas companies have operations.

On April 16, 2010, Voyager (formerly known as ante4, Inc., a Delaware corporation), Plains Energy Acquisition, Inc. (“Acquisition Sub”) and Plains Energy Investments, Inc. (the “Target Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Acquisition Sub merged with and into the Target Company, with the Target Company remaining as the surviving corporation and a wholly owned subsidiary of the company, and Acquisition Sub was subsequently dissolved. Following the merger, the company changed its name from ante4, Inc. to Voyager Oil & Gas, Inc. As part of the merger, ante4, Inc. transferred all assets to the company other than specific assets that were primarily related to ante4, Inc.’s prior unrelated entertainment and consumer products business, which were spun off to ante4, Inc.’s pre-merger stockholders. Effective May 31, 2011, the company reincorporated from Delaware to Montana.

On July 26, 2012, we acquired Emerald Oil, Inc. (“Emerald”), a wholly owned subsidiary of Emerald Oil & Gas NL, for approximately 11.6 million shares of our common stock. As part of the acquisition, we retained Emerald’s liabilities, including approximately $20.2 million in debt. Emerald’s properties include approximately 10,600 net acres located in Dunn County, North Dakota and approximately 45,000 net acres in the Sandwash Basin Niobrara oil play in northwestern Colorado and southwestern Wyoming.

In connection with the Emerald acquisition, five existing members of our Board of Directors resigned, and their vacancies were filled with directors selected by the remaining members of our Board of Directors.

We also entered into employment agreements with six executive officers, J.R. Reger (Executive Chairman), Michael Krzus (Chief Executive Officer), McAndrew Rudisill (President), Paul Wiesner (Chief Financial Officer), Karl Osterbuhr (Vice President Exploration and Business Development), and Mitchell R. Thompson (Chief Accounting Officer). Subsequent to our acquisition of Emerald, we adopted the assumed business name of Emerald Oil, Inc. and transferred our principal executive offices from Billings, Montana to Denver, Colorado.

We are an independent exploration and production company focused primarily on the development of our approximately 48,100 net acres in the Williston Basin in North Dakota and Montana. We have identified approximately 263 net potential drilling locations on this acreage prospective for oil in the Bakken and Three Forks formations. The majority of our capital expenditures in 2012 and 2013 are expected to be directed toward drilling operated and non-operated Bakken and Three Forks wells. We plan to leverage our management team’s collective extensive technical, land, financial, and industry operating experience to transition from our historical non-operated strategy to a balanced operated and non-operated approach that we believe provides superior risk-adjusted returns on capital while enhancing the strategic value of our company.

In addition to our Williston Basin position, we have also assembled significant positions in two emerging Rocky Mountain oil plays. We have approximately 45,000 net acres in the Sandwash Basin in northwest Colorado and southwest Wyoming prospective for oil in the Niobrara formation. We also have approximately 33,500 net acres in central Montana prospective for oil in the Heath formation. We do not plan to allocate substantial capital to either of these areas in 2012 or 2013. However, pending successful well test results from our 2012 Sandwash Basin appraisal program, we may increase Sandwash Basin development activity in 2013. With our multi-year lease terms in both areas, we believe we are well-positioned to monitor the significant offset operator activity that we believe may ultimately mitigate geologic risk and further evaluate the prospectivity of both oil plays. In addition to these emerging oil plays, we also have approximately 74,700 net acres in the Tiger Ridge Field located in Blaine, Hill, and Chouteau Counties, Montana, prospective for natural gas, and another approximately 2,400 net acres in the Denver-Julesburg Basin in Weld County, Colorado, prospective for oil in the Niobrara formation.

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the specific risk factors included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and those that may be set forth in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the other documents we incorporate by reference. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or a part of your investment. For more information, see “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to the financial statements, incorporated by reference into this prospectus.

	From Inception on April 18, 2008 Through December 31, 2008	2009	2010	2011	For Six Months Ended June 30, 2012
Ratio of earnings to fixed charges	N/A	N/A	—	—	—

For the purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before income taxes, amortization of capitalized interest, rent expense, and interest expense. Fixed charges consist of interest incurred (expensed and capitalized) and rent expense. From our inception in 2008 and during 2009, we did not have any fixed charges. Earnings were insufficient to cover fixed charges by $4.2 million and $1.3 million for the years ended December 31, 2010 and 2011, respectively, and by $7.2 million for the six months ended June 30, 2012.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities by us in order to accelerate development growth plans; refinance, in whole or in part, existing indebtedness; finance, in whole or in part, the costs of acquisitions; finance capital expenditures; and/or general corporate purposes. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest the proceeds in short-term investments. The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholder.

SELLING SHAREHOLDER

This prospectus relates in part to the possible sale by Emerald Oil & Gas NL, as selling shareholder, which owns shares of common stock resulting from our acquisition of Emerald. As of October 12, 2012, 12,135,217 shares of common stock had been issued to Emerald Oil & Gas NL, of which 500,000 shares are being held in escrow pending the outcome of certain title defect matters. The selling shareholder may from time to time offer and sell these shares of common stock pursuant to this prospectus.

The following table sets forth the number of shares of our common stock beneficially owned by the selling shareholder on October 12, 2012 and after giving effect to this offering.

Selling Shareholder	Number of shares beneficially owned before offering	Number of outstanding shares offered by selling shareholder	Number of shares beneficially owned after offering	Percentage beneficial ownership after offering
Emerald Oil & Gas NL(1)	12,135,217	12,135,217	0	0

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes shares as to which the shareholder has sole or shared voting power or investment power and also any shares that the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. Mike Krzus and McAndrew Rudisill, our Chief Executive Officer and President, respectively, as well as Jeremy Shervington, are on the board of directors of Emerald Oil & Gas NL and may be deemed to share voting power over our common stock held by Emerald Oil & Gas NL; thus, they may also be deemed to be the beneficial owners of the common stock. Messrs Krzus, Rudisill and Shervington do not have investment power over the common stock. Each of Messrs. Krzus, Rudisill and Shervington disclaims beneficial ownership of the reported common stock in excess of such person’s respective pecuniary interest in the common stock.

PLAN OF DISTRIBUTION

Primary Offering:

We may sell the securities to or through underwriters or dealers, through agents, directly to one or more purchasers, or through a combination of any such methods of sale. The accompanying prospectus or prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters;
•	the purchase price of securities being offered and the proceeds we will receive from the sale;
•	any over-allotment options pursuant to which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; and
•	any discounts or concessions allowed or reallowed or paid to dealers.

Unless otherwise set forth in an applicable prospectus supplement, if underwriters or dealers are used in the sale, the securities will be acquired for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the NYSE MKT or any other stock exchange on which our securities may be listed or quoted at the time of sale:

•	at a fixed price or prices that may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of the sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus or prospectus supplement. We may change from time to time the public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We may use underwriters with whom we have a material relationship. We will describe such relationships in the prospectus supplement.

We may sell securities directly or through agents we designate from time to time. We will name any agents involved in the offering and sale of the securities, and we will describe any commissions paid to the agent in the prospectus supplement. Unless the prospectus or prospectus supplement states otherwise, the agent will act on a best efforts basis for the period of its appointment.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Rules of the SEC may limit the ability of any underwriters to bid for or purchase securities before the distribution of the securities is completed. However, underwriters may engage in the following activities in accordance with the rules:

Stabilizing transactions.  Underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

Over-allotments and syndicate covering transactions.  Underwriters may sell more securities than the number that they have committed to purchase in any underwritten offering. This over-allotment creates a short position for the underwriters. This short position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities in any underwritten offering. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market, as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in the offering.

Penalty bids.  If underwriters purchase securities in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from other underwriters and selling group members who sold those securities as part of the offering.

Similar to other purchase transactions, an underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of our securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of securities if it discourages resales of the securities.

If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NYSE MKT may engage in passive market making transactions in the securities on the NYSE MKT in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Secondary Offering:

The selling shareholder, or its pledgees, donees, transferees, or any of their successors in interest selling shares received from the selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholder may sell the securities by one or more of the following methods, without limitation:

(a)  block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)  an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(d)  ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)  privately negotiated transactions;

(f)  short sales;

(g)  through the writing of options on the securities, whether or not the options are listed on an options exchange;

(h)  through the distribution of the securities by the selling shareholder to its partners, members or stockholders;

(i)  one or more underwritten offerings on a firm commitment or best efforts basis; and

(j)  any combination of any of these methods of sale.

The selling shareholder may also transfer the securities by gift. We do not know of any arrangements by the selling shareholder for the sale of any of the securities.

The selling shareholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholder may also sell the securities in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, the selling shareholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder’s securities will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling shareholder’s securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of the selling shareholder’s securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholder and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The securities offered hereby were originally issued to the selling shareholder pursuant to an exemption from the registration requirements of the Securities Act. We will not receive any proceeds from sales of any securities by the selling shareholder.

We cannot assure you that the selling shareholder will sell all or any portion of the securities offered hereby.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus or prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus or prospectus supplement the particular terms of the securities offered by that prospectus or prospectus supplement. If we indicate in the applicable prospectus or prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus or prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may offer and sell from time to time shares of common stock, shares of preferred stock, debt securities, warrants to purchase common stock, preferred stock, and debt securities, or units consisting of one or more debt securities, shares of common stock or preferred stock, warrants or any combination of such securities.

Our common stock, preferred stock, debt securities, warrants and units may be offered separately or together, in multiple series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus.

In addition the selling shareholder named herein may sell up to 12,135,217 shares of our common stock from time to time through ordinary brokerage transactions, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices and in other ways described in the “Plan of Distribution.”

In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants and units collectively as “securities.”

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our articles of incorporation and our bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and our bylaws, which are filed as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of Montana law.

Common Stock

Our articles of incorporation authorize 200,000,000 shares of common stock, par value $0.001 per share. As of October 12, 2012, we had 163,728,636 shares of common stock outstanding. We are holding a special meeting of shareholders on October 22, 2012 in order to obtain approval to, among other things, increase the number of authorized shares of common stock to 500,000,000. Each share of our common stock entitles its holder to one vote on all matters to be voted on by the shareholders. Except for the election of directors, which is determined by a plurality vote, and unless otherwise required by Montana law, all matters to be voted on by shareholders must be approved by a majority of the votes entitled to be cast by the holders of our common stock present in person or represented by proxy, voting as a single class. Except as otherwise provided by law or in our articles of incorporation, and subject to any voting rights granted to holders of any then outstanding preferred stock and the powers of our board of directors to amend our bylaws, amendments to our articles of incorporation and our bylaws must be approved by a majority of the votes entitled to be cast by the holders of our common stock, voting as a single class. Holders of our common stock are entitled to cumulate their votes in the election of directors. Each of our directors will be elected annually by our shareholders voting as a single class. Holders of our common stock are not entitled to preemptive rights, and our common stock is not subject to redemption or conversion. There are no redemption or sinking fund provisions applicable to our common stock. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the time if, as and when declared by our board of directors. Upon the liquidation, dissolution or winding-up of the company, the holders of our common stock are entitled to share in all assets remaining after payment of all our debts and other liabilities and the liquidation preferences of any then outstanding preferred stock. All shares of our common stock currently outstanding are fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorize 20,000,000 shares of preferred stock, par value $0.001 per share. As of October 12, 2012, we had no shares of preferred stock outstanding. Our board of directors has the authority, without action by our shareholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of the company without further action by our shareholders.

Anti-Takeover Provisions of our Articles of Incorporation and Bylaws

The provisions of Montana law and our articles of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Written Consent of Shareholders.  Our bylaws provide that any action required or permitted to be taken by our shareholders may be taken at a duly called meeting of shareholders or by the written consent of 100% of the outstanding voting power.

Special Meetings of Shareholders.  Our bylaws provide that special meetings of the shareholders may be called by our board of directors or at the written demand of 10% of the shares outstanding and entitled to vote.

Advance Notice Procedure for Shareholder Proposals.  Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors as well as for shareholder proposals to be considered at annual meetings of shareholders. These procedures may operate to limit the ability of shareholders to bring business before a shareholders’ meeting, including with respect to the nomination of directors or considering any transaction that could result in a change of control.

Limitation of Liability of Directors.  Our articles of incorporation provides that no director shall be personally liable to the company or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under Montana law. The effect of these provisions is to eliminate ours and our shareholders’ rights, through derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

Market Information

Our common stock is listed on the NYSE MKT under the symbol “EOX.”

DESCRIPTION OF DEBT SECURITIES

Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are called “indentures.” The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. Our forms of senior indenture and subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following, among others:

•	the title and type of the debt securities;
•	the total principal amount of the debt securities;
•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;
•	the dates on which the principal of the debt securities will be payable;
•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;
•	any conversion or exchange features;
•	any optional redemption periods;
•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;
•	any provisions granting special rights to holders when a specified event occurs;
•	any changes to or additional events of default or covenants;
•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and
•	any other terms of the debt securities.

Neither of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered or global form.

Covenants

Under the indentures, we:

•	will pay the principal of, and interest and any premium on, the debt securities when due;
•	will maintain a place of payment;
•	will deliver a certificate to the trustee each fiscal year reviewing our compliance with our obligations under the indentures;
•	will preserve our corporate existence; and
•	will segregate or deposit with any paying agent sufficient funds for the payment of any principal, interest or premium on or before the due date of such payment.

Mergers and Sale of Assets

Each of the indentures will provide that we may not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another Person, unless:

•	the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee, which may include a supplemental indenture;
•	we or the successor will not immediately be in default under such indenture; and
•	we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation, amalgamation, merger, conveyance, sale, transfer or lease and any supplemental indenture comply with such indenture and that all conditions precedent set forth in such indenture have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture.

As used in the indenture and in this description, the word “Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

Events of Default

“Event of default,” when used in the indentures with respect to debt securities of any series, will mean any of the following:

(1)  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2)  default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3)  default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4)  default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 120 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5)  we, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of any order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of us or for all or substantially all of our property, or (iv) make a general assignment for the benefit of our creditors;

(6)  a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of us or for all or substantially all of our property, or (iii) orders the liquidation of us, and the order or decree remains unstayed and in effect for 60 consecutive days;

(7)  default in the deposit of any sinking fund payment when due; or

(8)  any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or any subsidiary guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment, supplement or waiver may not, among other things:

(1)  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, change the coin or currency in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2)  reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of the holders of which is required for any such amendment or supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences provided for in the applicable indenture;

(3)  modify any of the provisions set forth in (i) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (ii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture;

(4)  waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5)  release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as amended or supplemented); or

(6)  make any change in the foregoing amendment and waiver provisions, except to increase any percentage provided for therein or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby.

Notwithstanding the foregoing, without the consent of any holder of debt securities, we, any guarantors and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1)  cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2)  evidence the succession of another Person to us and the assumption by any such successor of our covenants therein and, to the extent applicable, of the debt securities;

(3)  provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4)  add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5)  secure the debt securities of any series;

(6)  add to the our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein, or to surrender any right or power therein conferred upon us; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7)  make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8)  provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9)  add any additional defaults or events of default in respect of all or any series of debt securities;

(10)  add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11)  change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such amendment or supplemental indenture that is entitled to the benefit of such provision;

(12)  establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13)  evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14)  conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision appears on its face to have been intended to be a verbatim recitation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15)  modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the holders under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1)  the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below;

(2)  our obligations with respect to the debt securities concerning temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for security payments held in trust;

(3)  the rights, powers, trusts, duties and immunities of the trustee, and our and any guarantor’s obligations in connection therewith; and

(4)  the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain provisions of each indenture, including certain provisions described in any prospectus supplement (such release and termination being referred to as “Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute a default or event of default. In addition, in the event Covenant Defeasance occurs in accordance with the applicable indenture, any defeasible event of default will no longer constitute an event of default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2)  in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3)  in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)  no default or event of default shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5)  the deposit must not result in a breach or violation of, or constitute a default under, any other instrument to which we are, or any guarantor is, a party or by which we are, or any guarantor is, bound;

(6)  such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we are, or any of our subsidiaries is, a party or by which we are, or any of our subsidiaries is, bound;

(7)  we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others;

(8)  we must deliver to the trustee an officer’s certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(9)  we must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions) stating that all conditions precedent set forth in clauses (2), (3) and (6) of this paragraph have been complied with.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities and certain rights of the trustee, as expressly provided for in such indenture) as to all outstanding debt securities issued thereunder and the guarantees issued thereunder when:

(1)  either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for the payment of which money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)  we have paid all other sums then due and payable under such indenture by us; and

(3)  we have delivered to the trustee an officer’s certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Managers, Officers, Employees, Partners, Members and Shareholders

No director, manager, officer, employee, incorporator, partner, member or shareholder of us or any guarantor, as such, shall have any liability for any of our obligations or those of any guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities, upon our issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. We may change the paying agent or registrar without prior notice to the holders of the debt securities, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. We are not required to transfer or exchange any debt security selected for redemption. In addition, we are not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of the principal of and premium, if any, and interest on subordinated debt securities and any of our other payment obligations in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

We also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from a trust described under “— Legal Defeasance and Covenant Defeasance,” if:

•	a default in the payment of all or any portion of the obligations on any designated senior debt (“payment default”) occurs that has not been cured or waived; or
•	any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “payment blockage notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived, and (b) in case of a nonpayment default, the earliest of the date on which such nonpayment default is cured or waived, the termination of the payment blockage period by written notice to the trustee for the subordinated debt securities from the trustee or other representative for the holders of such designated senior debt, the payment in full of such designated senior debt or 179 days after the date on which the applicable payment blockage notice is received. No new payment blockage period may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior payment blockage notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any payment blockage notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

Upon any payment or distribution of our assets or securities (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by or on behalf of us on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, us on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of our assets or securities, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled, shall be made by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of the our liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;
•	by any nominee to the depositary itself or another nominee; or
•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;
•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and
•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of the principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus or prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus or prospectus supplement. If we indicate in the prospectus or prospectus supplement, the terms of any warrants offered under that prospectus or prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus.

General

We may issue warrants for the purchase of debt securities, common stock or preferred stock in one or more series. We may issue warrants independently or together with debt securities, common stock and preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus or prospectus supplement relating to a particular series of warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Additional Information

We will describe in an applicable prospectus or prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•	in the case of warrants to purchase debt securities, the number of debt securities purchasable upon exercise of one warrant and the price at which such securities may be purchased upon exercise;
•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreement and warrants may be modified;
•	a discussion on any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus or prospectus supplement at the exercise price that we describe in the applicable prospectus or prospectus supplement. Unless we otherwise specify in the applicable prospectus or prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5 p.m., Eastern time, on the expiration date that we set forth in the applicable prospectus or prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus or prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus or prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus or prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus or prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including, but not limited to:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Capital Stock,” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Mayer Brown LLP, Houston, Texas, and Dorsey & Whitney LLP, Missoula, Montana. We filed these opinions as exhibits to the registration statement of which this prospectus is a part. In connection with particular offerings of securities in the future, and if stated in the applicable prospectus supplement, the validity of the securities will be passed on for any underwriters or agents by such counsel named in the prospectus supplement.

EXPERTS

The financial statements of Voyager Oil & Gas, Inc. as of December 31, 2011 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 and the financial statements of Emerald Oil, Inc. incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years ended December 31, 2010 and 2009, which appear in the Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of Mantyla McReynolds LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information included in or incorporated by reference into this prospectus regarding estimated quantities of our proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of our proved reserves, future production, and income attributable to certain leasehold and royalty interest as of December 31, 2011 that were prepared internally by us and reviewed by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available for review and copying at the Public Reference Room of the Securities and Exchange Commission, 100 F. Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room, by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

We also maintain an Internet website at http://www.emeraldoil.com, which provides additional information about our company through which you can also access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. The following documents filed by us under the Exchange Act are incorporated by reference into this prospectus as of their respective dates of filing:

•	our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC on March 13, 2012;
•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2012, as filed with the SEC on May 8, 2012 and for the six months ended June 30, 2012, as filed with the SEC on August 6, 2012 and amended on August 22, 2012;
•	our Current Reports on Form 8-K and 8-K/A as filed with the SEC on February 2, 2012; February 15, 2012; March 13, 2012; March 21, 2012; April 5, 2012; April 16, 2012; May 8, 2012; May 31, 2012; July 10, 2012; July 17, 2012; July 31, 2012, as amended August 8, 2012; August 6, 2012; September 6, 2012; September 10, 2012; September 10, 2012; September 26, 2012; September 28, 2012; and October 9, 2012, as amended October 9, 2012.
•	our Proxy Statements on Schedule 14A as filed with the SEC on April 20, 2012, September 12, 2012 and September 26, 2012; and
•	the description of our common stock in our registration statement on Form 8-A as filed with the SEC on July 15, 2004, as that description may be updated from time to time.

We are also incorporating by reference all documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, after the date of this prospectus (except information “furnished” on a current report on Form 8-K). All filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Documents incorporated by reference are available from us without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone, Voyager Oil & Gas, Inc., d/b/a Emerald Oil, Inc, Attn.: Secretary, 1600 Broadway, Suite 1040, Denver, Colorado 80202; telephone number (303) 323-0008.